UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Rush Enterprises, Inc.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4) Proposed maximum aggregate value of transaction:
(5) Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Notice of 2016 Annual Meeting of Shareholders and Proxy Statement

Rush Enterprises, Inc.

555 IH-35 South, Suite 500

New Braunfels, Texas 78130

April 4, 2016

Dear Fellow Rush Shareholders:

You are invited to attend our 2016 Annual Meeting of Shareholders (the “Annual Meeting”), which will be held on Tuesday, May 17, 2016, at 10:00 a.m., local time, in the main conference room at Rush Enterprises, Inc.’s (the “Company”) executive offices, which are located at 555 IH-35 South, Suite 500, New Braunfels, Texas 78130.

Fiscal 2015 was another strong year for us as we achieved record revenues of $5.0 billion and accomplished several strategic goals that will further our long-term growth strategy, including the following: (i) expanding our Rush Truck Centers network footprint to 21 states; (ii) substantially completing the rollout of our RushCare Rapid Parts call centers; and (iii) introducing our new Momentum Fuel Technologies compressed natural gas fuel system and a new telematics offering.

To position ourselves for future success, we continue to be guided by our mission of being customer-focused, people-oriented, and financially motivated to deliver excellent outcomes for the manufacturers we represent and our customers, shareholders and employees.

At the Annual Meeting, we will ask you to: (i) elect our Board of Directors; (ii) approve the amendment and restatement of our 2004 Employee Stock Purchase Plan to increase the number of shares of Class A Common Stock authorized for issuance thereunder by 500,000 shares; and (iii) ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2016. We will review the Company’s progress during the past year and discuss any other business matters properly brought before the Annual Meeting. The attached proxy statement explains our voting procedures, describes the business we will conduct and provides information about the Company that you should consider when you vote your shares.

Your vote is very important to us. Whether or not you plan to attend the Annual Meeting in person, we encourage you to vote promptly. You may vote by completing, signing, dating and returning the enclosed proxy card or otherwise by following the voting instructions enclosed herein.

Thank you for your ongoing support of the Company.

Sincerely,

W.M. “Rusty” Rush
President, Chief Executive Officer and
Chairman of the Board

Rush Enterprises, Inc.

Notice of 2016 Annual Meeting of Shareholders

Date:	May 17, 2016

Time:	10:00 a.m., local time

Place:	Rush Enterprises, Inc.’s executive offices: 555 IH-35 South, Suite 500 New Braunfels, Texas 78130

Record Date:	April 1, 2016. Only shareholders of record at the close of business on the record date are entitled to receive notice of, and to vote at, the Annual Meeting.

Proxy Voting:

Important. Please vote your shares at your earliest convenience. This will ensure the presence of a quorum at the Annual Meeting. Promptly voting your shares by signing, dating, and returning the enclosed proxy card or otherwise by following the voting instructions enclosed herewith will save the expenses and extra work of additional solicitation. Submitting your proxy now will not prevent you from voting your shares at the meeting, as your proxy is revocable at your option.

Items of Business:	●	To elect seven (7) directors from among the nominees described in this proxy statement;

	●	To approve the amendment and restatement of our 2004 Employee Stock Option Plan to increase the number of shares of Class A Common Stock authorized for issuance thereunder by 500,000 shares;

	●	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2016; and

	●	To transact such other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,

Derrek Weaver
Senior Vice President,
General Counsel and Corporate Secretary
New Braunfels, Texas
April 4, 2016

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting of

Shareholders to be Held on May 17, 2016

The proxy materials for the Company’s Annual Meeting of Shareholders, including the 2015 Annual Report, the Proxy Statement and any other additional soliciting materials, are available over the Internet by accessing the “Investor Relations—Financial Information—Annual Reports & Proxy Material” section of the Company’s website at http://investor.rushenterprises.com/annuals.cfm. Other information on the Company’s website does not constitute part of the Company’s proxy materials.

Proxy Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully, before voting.

Meeting Information and Mailing of Proxy Materials

Date and Time:	May 17, 2016 at 10:00 a.m. (local time)

Location:	Rush Enterprises, Inc.’s (the “Company”) executive offices: 555 IH-35 South, Suite 500 New Braunfels, Texas 78130

Record Date:	April 1, 2016

Mailing Date:	This proxy statement and the related proxy card are being mailed to our shareholders on or about April 15, 2016.

Voting Matters and Board Recommendations

Matter	Our Board’s Recommendation
Elect the seven (7) director nominees (page 10)	FOR each director nominee
Approve the amendment and restatement of our 2004 Employee Stock Option Plan to increase the number of shares of Class A Common Stock authorized for issuance thereunder by 500,000 shares (page 14)	FOR
Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2016 (page 19)	FOR

Governance Highlights

Governance highlights include:

●	Annual election of all directors;

●	All independent directors, other than our CEO and Chairman Emeritus (five (5) out of seven (7) directors);

●	Director resignation policy;

●	Regular executive sessions of nonemployee directors;

●	Three (3) active Board Committees comprised solely of independent directors;

●	Annual Board and Board Committee self-evaluations;

●	Limitation on outside Board service; and

●	Meaningful director and executive stock ownership guidelines.

Board Nominees

The following table provides summary information about each director nominee. Each director nominee is elected annually by a plurality of votes cast.

Name	Age	Director Since	Occupation	Experience/ Qualification		Independent	AC	CC	NGC
W.M. “Rusty” Rush	57	1996	Chairman, President and C.E.O., Rush Enterprises, Inc.	●	Truck Industry
				●	Leadership
W. Marvin Rush	77	1965	Founder and Chairman Emeritus, Rush Enterprises, Inc.	●	Founder
				●	Truck Industry
				●	Significant Shareholder
Thomas A. Akin	61	2004	Partner, Akin, Doherty, Klein & Feuge, P.C.	●	Accounting	X	C	X	X
				●	Finance
				●	Leadership
James C. Underwood	72	2008	Former Vice Chairman, Isuzu Commercial Truck of America	●	Truck Industry	X	X	C	X
				●	Leadership
Raymond J. Chess	58	2014	Former Global Vehicle Line Executive, General Motors Co.	● ●	Truck Industry Leadership	X	X	X	C

William H. Cary	56	2015	Former President, C.O.O. and director, GE Capital	●	Finance	X	X		X
				●	Leadership
Dr. Kennon H. Guglielmo	49	2015	C.T.O. and director, Enovation Controls, Inc.	●	Technology	X	X	X
				●	Leadership

AC	Audit Committee
CC	Compensation Committee
NGC	Nominating and Governance Committee
C	Chairman

2015 Financial Highlights

For more details, please see our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission (the “SEC”) on February 29, 2016.

We achieved record revenues of $5.0 billion in 2015. We also achieved net income of $66.1 million, or $1.61 per diluted share, which was down from $80.0 million, or $1.96 per diluted share, achieved in 2014. Given the challenges we faced in 2015 from decreasing activity in the energy sector, which negatively affected many of our customers and in turn, our business, we believe we delivered strong results for our shareholders. During 2015, we continued to take strategic steps to position the Company for long-term, sustainable growth, including acquiring 11 new Rush Truck Center locations, substantially completing the rollout of our RushCare Rapid Parts call centers, and introducing our new Momentum Fuel Technologies compressed natural gas fuel system and a new telematics offering.

Compensation Philosophy and Highlights

Our compensation philosophy is to pay for performance. Highlights of our compensation practices include:

What We Do:	What We Do Not Do:

Tie a Significant Portion of Pay to Performance

Retain an Independent Compensation Consultant

Utilize Stock Ownership Guidelines

Have Double-Trigger Severance Arrangements

Mitigate Inappropriate Risk-Taking

Prohibit Hedging and Pledging of Company Stock

Provide Gross-ups for Excise Taxes for New Participants Who Enter the Executive Severance Plan after March 3, 2011 Reprice Stock Options

Corporate Information

Corporate Headquarters:	555 IH-35 South, Suite 500, New Braunfels, Texas 78130

Corporate Website:	www.rushenterprises.com

Investor Relations Website:	http://investor.rushenterprises.com

State of Incorporation:	Texas

Stock Symbol:	NASDAQ® Global Select Market: RUSHA and RUSHB

GENERAL INFORMATION REGARDING THE ANNUAL MEETING

This proxy statement is furnished in connection with the solicitation of proxies by Rush Enterprises, Inc., on behalf of its Board of Directors, for the 2016 Annual Meeting of Shareholders.

When and Where is the Annual Meeting?

The Annual Meeting will be held on May 17, 2016, at 10:00 a.m., local time, in the main conference room at Rush Enterprises, Inc.’s executive offices, which are located at 555 IH-35 South, Suite 500, New Braunfels, Texas 78130, and at any adjournments or postponements thereof, for the purposes set forth in the preceding Notice of 2016 Annual Meeting of Shareholders.

What Matters Will be Voted Upon at the Annual Meeting?

At the Annual Meeting you will be asked to:

●

Vote upon a proposal to elect W.M. “Rusty” Rush, W. Marvin Rush, Thomas A. Akin, James C. Underwood, Raymond J. Chess, William H. Cary and Dr. Kennon H. Guglielmo as directors to hold office until the 2017 Annual Meeting of Shareholders or until their successors are duly elected and qualified;

●

Vote upon a proposal to approve the amendment and restatement of the Company’s 2004 Employee Stock Purchase Plan (the “2004 ESPP”) to increase the number of shares of Class A Common Stock authorized for issuance thereunder by 500,000 shares;

●	Vote upon a proposal to ratify the appointment of Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm for the 2016 fiscal year; and

●	Transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Who is Entitled to Vote?

Shareholders of record of the Company’s Class A Common Stock, $.01 par value per share (“Class A Common Stock”) and of the Company’s Class B Common Stock, $.01 par value per share (“Class B Common Stock”) at the close of business on April 1, 2016, which is the “Record Date,” are entitled to notice of, and to vote at, the annual meeting. The Class A Common Stock and Class B Common Stock are sometimes collectively referred to in this proxy statement as the “Common Stock.” Shares that may be voted include shares that are held (a) directly by the shareholder of record and (b) beneficially through a broker, bank or other nominee.

At the close of business on the Record Date, there were outstanding 30,513,859 shares of Class A Common Stock and 10,279,281 shares of Class B Common Stock entitled to be voted at the Annual Meeting. The holders of Class B Common Stock on the Record Date will be entitled to one vote per share, and the holders of Class A Common Stock on the Record Date will be entitled to 1/20th of one vote per share, on each matter voted on at the Annual Meeting. The Company’s Articles of Incorporation do not permit cumulative voting in the election of directors.

What is the Difference Between Holding Shares as a “Registered Owner” and as a “Beneficial Owner”?

Most of the Company’s shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name. The following summarizes some distinctions between registered shares and those owned beneficially:

●

Registered Owners – If your shares are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, LLC, you are the shareholder of record. As the shareholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the Annual Meeting.

●

Beneficial Owners – If your shares are held in a brokerage account, bank or by another nominee, you are the “beneficial owner” of shares held in “street name.” As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote on your behalf or to vote in person at the Annual Meeting. However, because you are not a shareholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from your broker, bank or other nominee (who is the shareholder of record) giving you the right to vote the shares in person at the Annual Meeting.

What Constitutes a Quorum?

The holders of a majority of the aggregate voting power represented by the shares of Class A Common Stock and Class B Common Stock, taken together, issued and outstanding at the close of business on the Record Date, whether present in person or represented by proxy at the Annual Meeting, will constitute a quorum for the transaction of business at the Annual Meeting. Shares held by persons attending the annual meeting but not voting, shares represented by proxies that reflect abstentions as to a particular proposal, and “broker non-votes” will all be counted as present for purposes of determining a quorum.

What is a Broker Non-Vote?

Generally, a “broker non-vote” occurs when a broker, bank or other nominee that holds shares in “street name” for customers is precluded from exercising voting discretion on a particular proposal because (a) the beneficial owner has not instructed the nominee how to vote, and (b) the nominee lacks discretionary voting power to vote such shares. Generally, a nominee does not have discretionary voting power with respect to the approval of “non-routine” matters absent specific voting instructions from the beneficial owner of such shares.

The proposal to elect the seven (7) director nominees and the proposal to approve the amendment and restatement of the Company's 2004 ESPP to increase the number of shares of Class A Common Stock authorized for issuance thereunder by 500,000 shares are non-routine matters. Consequently, a nominee will not be able to vote shares of the Company’s Common Stock held in “street name” without the beneficial owner’s specific voting instructions on these proposals. Because brokers, banks and other nominees will not be able to vote on these proposals without voting instructions from beneficial owners, we encourage all shareholders that hold shares through a bank, broker or other nominee to provide voting instructions to such parties to ensure that their shares are voted at the Annual Meeting. The proposal to ratify the appointment of EY as the Company’s independent registered public accounting firm for the 2016 fiscal year is a routine matter and a nominee is permitted to exercise discretionary voting power with respect to this proposal.

What Shareholder Approval is Necessary for Approval of the Proposals?

●	Election of Directors

A plurality of the votes cast by the holders of shares entitled to vote in the election of directors at the Annual Meeting is required for the election of directors. Accordingly, the seven (7) director nominees receiving the highest number of votes will be elected. Abstentions and broker non-votes are not treated as votes cast and, therefore, will not have any effect on the outcome of the election of directors.

●	Proposal to Approve the Amendment and Restatement of the Company’s 2004 ESPP

The vote of the holders of a majority of the aggregate voting power represented by the shares of Class A Common Stock and Class B Common Stock, taken together, entitled to vote and present in person or represented by proxy at the Annual Meeting, is required to approve the proposal to approve the amendment and restatement of the Company’s 2004 ESPP to increase the number of shares of Class A Common Stock authorized for issuance thereunder by 500,000 shares. Abstentions will have the same effect as votes against this proposal. Broker non-votes will not be treated as votes for or against this proposal and, therefore, will not have any effect on the outcome of this proposal.

●	Ratification of the Appointment of the Company’s Independent Registered Public Accounting Firm

The vote of the holders of a majority of the aggregate voting power represented by the shares of Class A Common Stock and Class B Common Stock, taken together, entitled to vote and present in person or represented by proxy at the Annual Meeting, is required for the ratification of the appointment of EY as the Company’s independent registered public accounting firm for the 2016 fiscal year. Abstentions will have the same effect as votes against this proposal.

May I Vote my Shares in Person at the Annual Meeting?

If you are the registered owner of shares of our Common Stock on the Record Date, you have the right to vote these shares in person at the Annual Meeting.

If you are the beneficial owner of shares of our Common Stock on the Record Date, you may vote these shares in person at the Annual Meeting once you have requested and received a legal proxy from your broker, bank or other nominee (the shareholder of record) giving you the right to vote such shares at the Annual Meeting, completed such legal proxy and timely presented it to the Company at the Annual Meeting.

Even if you plan to attend the Annual Meeting, we recommend that you submit your proxy card or voting instructions so that your vote will be counted if you later decide not to attend the Annual Meeting.

How Can I Vote My Shares Without Attending the Annual Meeting?

If you are the registered owner of shares of our Common Stock on the Record Date, you may instruct the named proxy holders on how to vote these shares by completing, signing, dating and returning the enclosed proxy card in the postage prepaid envelope provided with this proxy statement.

If you are the beneficial owner of shares of our Common Stock on the Record Date, you may instruct your broker, bank or other nominee on how to vote these shares. Your nominee has enclosed with this proxy statement a voting instruction card for you to use in directing your nominee on how to vote such shares. You should follow the instructions provided by your nominee in directing your nominee on how to vote these shares.

If My Shares are Held in “Street Name,” Will My Broker, Bank or Other Nominee Vote My Shares for Me?

Brokers, banks and other nominees who do not have instructions from their “street name” customers may not use their discretion in voting their customers’ shares on “non-routine” matters. The proposal to elect the seven (7) director nominees and the proposal to approve the amendment and restatement of the Company’s 2004 ESPP to increase the number of shares of Class A Common Stock authorized for issuance thereunder by 500,000 shares are non-routine matters. The proposal to ratify the appointment of EY as the Company’s independent registered public accounting firm is considered a routine matter and, therefore, if beneficial owners fail to give voting instructions, nominees will have discretionary authority to vote such shares of our Common Stock with respect to this proposal. You should follow the instructions provided by your nominee in directing your nominee on how to vote your shares.

How Will My Proxy be Voted?

Shares represented by a properly executed proxy that is timely received, and not subsequently revoked, will be voted at the Annual Meeting or any adjournments or postponements thereof in the manner directed on the proxy. Steven L. Keller, our Chief Financial Officer, and Derrek Weaver, our General Counsel, have been designated by the Board of Directors as the proxies to represent you and vote your shares at the Annual Meeting. All shares represented by a properly executed proxy on which no choice is specified will be voted (a) FOR the election of the director nominees, (b) FOR the proposal to approve the amendment and restatement of the Company’s 2004 ESPP to increase the number of shares of Class A Common Stock authorized for issuance thereunder by 500,000 shares, (c) FOR the ratification of the appointment of EY as the Company’s independent registered public accounting firm for the 2016 fiscal year and (d) in accordance with the proxy holders’ discretion as to any other business that properly comes before the Annual Meeting or any adjournments or postponements thereof.

May I Revoke My Proxy and Change My Vote?

Yes. You may revoke your proxy and change your vote at any time prior to the vote at the Annual Meeting.

If you are the registered owner of shares of our Common Stock on the Record Date, you may revoke your proxy and change your vote by (a) timely submitting a new proxy bearing a later date (which automatically revokes the earlier proxy), (b) timely giving notice of your changed vote to us in writing mailed to Rush Enterprises, Inc., 555 IH-35 South, Suite 500, New Braunfels Texas 78130, Attn: Derrek Weaver, or (c) attending the Annual Meeting and timely giving oral notice of your intention to vote in person.

If you are the beneficial owner of shares of our Common Stock on the Record Date, you may revoke your proxy and change your vote (a) by timely submitting new voting instructions to your broker, bank or other nominee in accordance with their voting instructions, or (b) if you have obtained a legal proxy from your nominee giving you the right to vote your shares in person at the Annual Meeting, by attending the Annual Meeting, timely presenting the completed legal proxy to the Company and voting in person.

You should be aware that simply attending the Annual Meeting will not in and of itself constitute a revocation of your proxy.

Who Will Pay the Costs of Soliciting Proxies?

The costs of soliciting proxies pursuant to this proxy statement, if any, will be borne by the Company. Proxies will be solicited by mail, in person or by telephone, electronic mail or facsimile. The Company will bear the expense of preparing, printing and mailing this proxy statement and accompanying materials to our shareholders. Upon request, the Company will reimburse brokers, banks or other nominees for reasonable expenses incurred in forwarding copies of the proxy materials relating to the Annual Meeting to the beneficial owners of our Common Stock.

What Other Business Will be Presented at the Annual Meeting?

As of the date of this proxy statement, the Board of Directors knows of no other business that may properly be brought before the Annual Meeting. If any other matters should be properly brought before the Annual Meeting, the persons named as proxies, Steven L. Keller and Derrek Weaver, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting or any adjournments or postponements thereof.

What are the Deadlines to Nominate Directors or to Propose Other Business for Consideration at the 2017 Annual Meeting of Shareholders?

In order for a shareholder proposal to be eligible to be included in the Company’s proxy statement and proxy card for the 2017 Annual Meeting of Shareholders, the proposal (a) must be received by the Company at its executive offices, 555 IH-35 South, Suite 500, New Braunfels, Texas 78130, Attn: Derrek Weaver, on or before December 17, 2016; (b) must concern a matter that may be properly considered and acted upon at the annual meeting in accordance with applicable laws and regulations and the Company’s Amended and Restated Bylaws; and (c) must otherwise comply with Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Notice of any director nomination or the proposal of other business that you intend to present at the 2017 Annual Meeting of Shareholders, but do not intend to have included in the Company’s proxy statement and form of proxy relating to the 2017 Annual Meeting of Shareholders, must be received by the Company at its executive offices, 555 IH-35 South, Suite 500, New Braunfels, Texas 78130, Attn: Derrek Weaver, not later than the close of business on February 19, 2017 and not earlier than the close of business on January 18, 2017. In the event that the date of the 2017 Annual Meeting of Shareholders has changed by more than 30 days from the anniversary date of the 2016 Annual Meeting of Shareholders, the notice must be delivered to and received by the Company not earlier than the close of business on the 120th day prior to the 2017 Annual Meeting of Shareholders and not later than the close of business on the later of (a) the 90th day prior to such annual meeting and (b) the 10th day following the day on which public announcement of the date of such annual meeting is first made by the Company. In addition, your notice must set forth the information required by the Company’s Amended and Restated Bylaws with respect to each director nomination or proposal of other business that you intend to present at the 2017 Annual Meeting of Shareholders.

Any shareholder desiring a copy of the Company’s Amended and Restated Bylaws will be furnished one without charge upon written request to Rush Enterprises, Inc., 555 IH-35 South, Suite 500, New Braunfels, Texas 78130, Attn: Derrek Weaver.

Who Will Count the Votes at the Annual Meeting?

American Stock Transfer and Trust Company, LLC, the Company’s transfer agent, will tabulate the votes and Steven L. Keller, the Company’s Chief Financial Officer, will act as the inspector of election at the Annual Meeting.

Where Can I Find the Voting Results of the Annual Meeting?

The Company intends to publish final voting results of the Annual Meeting in a current report on Form 8-K within four (4) business days after the Annual Meeting.

What Should I do if I Receive More Than One Set of Voting Materials?

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account. If you are a registered owner and your shares are registered in more than one name, you will receive more than one proxy card. Please vote each proxy and voting instruction card that you receive.

What is Householding?

In an effort to reduce printing costs and postage fees, the Company has adopted a practice approved by the SEC called “householding.” Under this practice, certain shareholders who have the same address and last name will receive only one copy of this proxy statement and the Company’s 2015 Annual Report, unless one or more of these shareholders notifies the Company that he or she wishes to continue receiving individual copies. Shareholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another shareholder and received only one copy of this proxy statement and the Company’s 2015 Annual Report, and would like to request a separate copy of these proxy materials, or you do not wish to participate in householding in the future, please call (800) 973-7874 or mail such request to Rush Enterprises, Inc., 555 IH-35 South, Suite 500, New Braunfels, Texas 78130, Attn: Derrek Weaver. The Company will promptly deliver a separate copy of this proxy statement and the Company’s 2015 Annual Report upon receipt of such request. Similarly, you may also contact the Company if you received multiple copies of the Company’s proxy materials and would prefer to receive a single copy in the future.

What do I Need to do Now?

First, read this proxy statement carefully. Then, if you are a registered owner, you should submit your proxy as soon as possible by executing and returning the proxy card. If you are the beneficial owner of shares held in “street name,” then you should follow the voting instructions of your broker, bank or other nominee. Your shares will be voted in accordance with the directions you specify. If you submit an executed proxy card to the Company, but fail to specify a voting choice, your shares will be voted (a) FOR the approval of W.M. “Rusty” Rush, W. Marvin Rush, Thomas A. Akin, James C. Underwood, Raymond J. Chess, William H. Cary and Dr. Kennon H. Guglielmo as directors to hold office until the 2017 Annual Meeting of Shareholders, (b) FOR the proposal to approve the amendment and restatement of the Company’s 2004 ESPP to increase the number of shares of Class A Common Stock authorized for issuance thereunder by 500,000 shares, (c) FOR ratification of EY as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016, and (d) in accordance with the proxy holders’ discretion as to any other business that properly comes before the Annual Meeting or any adjournments or postponements thereof.

Who Can Help Answer My Questions?

If you have questions concerning a proposal or the Annual Meeting, if you would like additional copies of this proxy statement or our 2015 Annual Report, or if you need directions to or special assistance at the Annual Meeting, please call Derrek Weaver toll free at (800) 973-7874. In addition, information regarding the Annual Meeting is available via the Company’s website at www.rushenterprises.com.

YOUR VOTE IS IMPORTANT. IF YOU ARE A REGISTERED OWNER, YOU MAY VOTE BY FILLING IN, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE ACCOMPANYING ENVELOPE AS PROMPTLY AS POSSIBLE. IF YOU ARE A BENEFICIAL OWNER, PLEASE FOLLOW THE VOTING INSTRUCTIONS OF YOUR BROKER, BANK OR OTHER NOMINEE AS PROVIDED WITH THIS PROXY STATEMENT AS PROMPTLY AS POSSIBLE.

PROPOSALS

1.     Election of Directors

The Company’s Board of Directors currently consists of seven (7) directors, one (1) of whom serves as our Chairman Emeritus, one (1) of whom serves as our Chairman, President and Chief Executive Officer and five (5) of whom the Board of Directors has determined to be independent in accordance with the listing standards of the NASDAQ® Global Select Market. Applying these independence standards, the Board of Directors has determined that Messrs. Akin, Underwood, Chess, Cary and Dr. Guglielmo are all independent directors. After due consideration, the Board of Directors has determined that none of these directors has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and they all meet the criteria for independence under the listing standards of the NASDAQ® Global Select Market. In particular, the Board of Directors considered the relationships and transactions described on page 22 of this proxy statement under “Director Independence Determinations” and on page 64 of this proxy statement under “Certain Relationships and Related Transactions.”

The seven (7) directors (constituting the entire Board of Directors) are to be elected at the Annual Meeting to serve for a one-year term and until their successors are elected and qualified or their earlier resignation or removal. All of the nominees named below are current directors of the Company, have consented to be named as director nominees in this proxy statement and have indicated their intent to serve as a director if elected.

The names of the director nominees, along with their present positions, principal occupations, current directorships held with other public corporations, as well as directorships during the past five (5) years, their ages and the year first elected as a director, are set forth below. Certain individual qualifications, experiences and skills of our directors that contribute to the Board’s effectiveness as a whole are also described below.

W.M. “Rusty” Rush

Chairman of the Board since May 2013; Chief Executive Officer of the Company since 2006; President of the Company since 1995; Chief Operating Officer of the Company from 2001 to 2006; and Vice President and Executive Vice President of the Company from 1990 until 1995.

Qualifications: W.M. “Rusty” Rush’s day-to-day leadership as chief executive officer of the Company, as well as his years of experience at the Company in a variety of functions with increasing responsibility, provides the Board with deep knowledge of the Company’s operations and industry and gives the Board unique insights into the Company’s challenges and opportunities, as well as its day-to-day operations and risks.

Current Directorships: None

Former Directorships: None

Age: 57

Director Since: 1996

W. Marvin Rush

Founder of the Company in 1965; President of the Company from its inception until 1995; Chief Executive Officer from 1995 to 2006; Chairman of the Board from 2005 to May 2013; and Chairman Emeritus since May 2013.

W. Marvin Rush was named North American Peterbilt Dealer of the Year in 1993, 1994, 2000 and 2001, and was named American Truck Dealers’ Dealer of the Year in 2008.

Qualifications: W. Marvin Rush, as founder of the Company, provides the Board with a great depth of Company and industry knowledge.

Current Directorships: None

Former Directorships: None

Age: 77

Director Since: 1965

Thomas A. Akin

Certified Public Accountant in the audit department of EY from 1976 until 1989; and director of the audit department of Akin, Doherty, Klein & Feuge, P.C., in San Antonio, Texas, since 1991.

Throughout his career, Mr. Akin has served as the client service executive responsible for the independent audit of companies registered with the SEC.

Qualifications: Mr. Akin’s extensive financial reporting expertise provides the Board with valuable insight into the Company’s financial reporting obligations and internal controls.

Current Directorships: None

Former Directorships: None

Age: 61

Director Since: 2004

James C. Underwood

Veteran of the commercial vehicle industry, having served in managerial and executive positions at GMC Truck & Coach Division, IVECO and American Isuzu Motors; former President and Chief Operating Officer of General Motors Isuzu Commercial Truck, LLC, a joint venture to consolidate Isuzu and General Motors medium-duty commercial vehicle sales, service and marketing functions in the United States; and Vice Chairman of Isuzu Commercial Truck of America, Inc. from 2007 until his retirement in February 2008.

Qualifications: Mr. Underwood’s extensive commercial truck experience provides the Board with unique knowledge of a commercial truck manufacturer’s perspective on various issues impacting the Company, which is critical for the Board in assessing the Company’s strategic goals.

Current Directorships: None

Former Directorships: None

Age: 72

Director Since: 2008

Raymond J. Chess

Former Global Vehicle Line Executive for General Motors Co. (“GM”), where he was responsible for global, cross-functional general management of the GM crossover market segment from 2009 to 2012; from 2001 to 2009 he was responsible for GM's commercial truck segment.

Mr. Chess joined GM in 1980 and served in varying capacities, including Vehicle Line Executive, Vehicle Line Director, Chief Manufacturing Engineer, and General Superintendent for Manufacturing Engineering.

Qualifications: Mr. Chess’s extensive commercial truck experience provides the Board with a manufacturer’s perspective on various issues that are highly beneficial to the Company as it strives to maintain its position as the premier service provider to the commercial vehicle industry.

Current Directorships:
Chairman of the Board of Workhorse Group Inc., formerly known as AMP Holdings, Inc.

Former Directorships: None

Age: 58

Director Since: January 2014

William H. Cary

President, Chief Operating Officer and a director of GE Capital, the financial services unit of General Electric Company (“GE”), from November 2008 until December 2014; he also served as a Senior Vice President of GE from November 2006 until December 2014; Mr. Cary joined GE in 1986 as a member of the Financial Management Program and served in a variety of financial positions around the world until his appointment as a Senior Vice President of GE.

Qualifications: Mr. Cary’s extensive commercial finance experience and leadership experience as an executive officer and director of GE Capital and executive officer of GE provides the Board with valuable insight into many issues and opportunities facing the Company as it strives to maintain its position as the premier service provider to the commercial vehicle industry.

Current Directorships: BRP Inc.

Former Directorships: Synchrony Financial

Age: 56

Director Since: January 2015

Dr. Kennon H. Guglielmo

Chief Technology Officer and a director of Enovation Controls, Inc., a leading global provider of sophisticated digital control systems for gaseous fuel engines and engine-driven equipment, since its inception in June 2014; Dr. Guglielmo formed EControls Group, Inc., an affiliate of Enovation Controls, Inc., in 1994, and has served as its President and a member of the board of directors since its formation.

Qualifications: Dr. Guglielmo’s technical expertise with respect to engine control systems and his entrepreneurial and business leadership experience provides the Board with valuable insight as the Company evaluates strategic opportunities to expand its portfolio of customer solutions.

Current Directorships: None

Former Directorships: None

Age: 49

Director Since: January 2015

The Board of Directors unanimously recommends a vote “FOR” each of the above director nominees.

If any director nominee becomes unavailable for election, which is not anticipated, the named proxies will vote for the election of such other person as the Board of Directors may nominate, unless the Board of Directors resolves to reduce the number of directors to serve on the Board of Directors and thereby reduce the number of directors to be elected at the Annual Meeting.

2.     Approval of the Amendment and Restatement of the 2004 Employee Stock Purchase Plan

Introduction

The Compensation Committee and the Board of Directors are asking our stockholders to approve the amendment and restatement of our 2004 Employee Stock Purchase Plan (the “2004 ESPP”) to increase the number of shares of Class A Common Stock authorized for issuance thereunder by an additional 500,000 shares and to make certain other changes. The requested increase of 500,000 shares represents approximately 1.64% of the outstanding shares of our Class A Common Stock as of February 23, 2016. Our named executive officers have an interest in this proposal due to their ability to participate in the 2004 ESPP.

We are asking our stockholders to approve the increase in the number of shares of Class A Common Stock authorized for issuance under the 2004 ESPP to ensure that we can maintain a sufficient reserve of shares available for issuance thereunder. We believe that the 2004 ESPP continues to be in the best interests of shareholders because its terms strongly encourage employee stock ownership. As noted in our “Compensation Discussion and Analysis,” we have long recognized that having an ownership interest in the Company aligns the financial interests of our employees and shareholders.

The 2004 ESPP was originally approved by our stockholders on May 19, 2004; 600,000 shares of Class A Common Stock were reserved for issuance, but that number increased to 900,000 after giving effect to a 3-for-2 Class A Common Stock split that occurred on October 10, 2007. The Compensation Committee and the Board of Directors approved the proposed amendment and restatement of the 2004 ESPP on February 23, 2016, subject to stockholder approval at the Annual Meeting.

The terms and provisions of the 2004 ESPP are summarized below. This summary, however, does not purport to be a complete description of the ESPP and is qualified in its entirety by reference to the complete text of the 2004 ESPP. The 2004 ESPP is set forth in its entirety as Appendix A to this proxy statement.

In considering its recommendation to approve the amendment and restatement of the 2004 ESPP to reserve an additional 500,000 shares of Class A Common Stock for issuance, the Compensation Committee and the Board of Directors considered the historical number of shares purchased under the 2004 ESPP since the plan’s inception, but it particularly focused on purchases made during the last three years. In fiscal 2013, fiscal 2014 and fiscal 2015, the number of shares purchased under the 2004 ESPP was 79,681 shares, 64,090 shares and 85,263 shares, respectively. The actual number of shares that will be purchased under the 2004 ESPP in any given year will depend on a number of factors, including the number of participants, the participants’ participation rates and our stock price. Based on usage in fiscal 2015, an additional 500,000 shares would meet our needs for five and a half years. The Compensation Committee and the Board of Directors also considered management’s recommendation as to the amount of the increase and its expectation for the number of employees who will participate in the 2004 ESPP.

Administration of the 2004 ESPP

The 2004 ESPP is administered by the Compensation Committee, which has the authority to interpret the 2004 ESPP, to make, amend and rescind rules and regulations regarding the 2004 ESPP (including rules and regulations intended to insure that operation of the 2004 ESPP complies with Section 16 of the Exchange Act), and to make all other determinations necessary or advisable in administering the 2004 ESPP, all of which determinations shall be final and binding.

Stock Subject to the 2004 ESPP

If this proposal is approved, the maximum number of shares of Class A Common Stock reserved for issuance over the term of the 2004 ESPP will be 1,400,000 shares. As of April 1, 2016, 805,100 shares of Class A Common Stock had been issued under the 2004 ESPP and 94,900 shares were available for future issuance. The closing price of our Class A Common Stock was $17.65 on April 1, 2016.

The shares of Class A Common Stock issuable under the 2004 ESPP may be made available from authorized but unissued shares or from treasury shares.

In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin-off) or any other similar change in the corporate structure or shares of the Company, the Compensation Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) will make appropriate adjustments as to the number and kind of securities or other property (including cash) available for issuance or payment under the 2004 ESPP and, in order to prevent dilution or enlargement of the rights of participants, (a) the number and kind of securities or other property (including cash) subject to each outstanding option, and (b) the purchase price of outstanding options.

Offerings and Purchase Price

Options to purchase shares of Class A Common Stock are granted to participants under the 2004 ESPP through a series of two semi-annual offering periods. The first offering period of each calendar year has a beginning date of January 1 and end date of June 30, while the second offering period has a beginning date of July 1 and an ending date of December 31. Offering periods under the 2004 Plan shall continue until either (a) the Compensation Committee decides, in its sole discretion, to cancel future offering periods because the Class A Common Stock remaining available under the 2004 ESPP is insufficient to grant options to all eligible employees, or (b) the 2004 ESPP is terminated in accordance with the termination provisions of the 2004 ESPP. Notwithstanding the foregoing, the Compensation Committee, in its sole discretion, may (a) accelerate the ending date of the then current offering period and provide for the exercise of options thereunder by participants in accordance with Section 9 of the 2004 ESPP or (b) accelerate the ending date of the then current offering period and provide that all payroll deductions credited to the accounts of participants will be paid to participants as soon as practicable after such ending date and that all options for such offering period will automatically be canceled and will no longer be exercisable.

Eligible employees may contribute up to $10,625 of their base earnings every six months towards the semi-annual purchase of shares of Class A Common Stock pursuant to the terms of the 2004 ESPP. An employee’s purchase price is 85% of the lesser of the closing price of the Class A Common Stock on the first business day or the last business day of the semi-annual offering period, as reported by The NASDAQ® Global Select Market (or such other national market system or established stock exchange on which shares of Class A Common Stock may then be listed).

Eligibility and Participation

Any person who (a) is an employee of the Company or any of its subsidiaries on the last day of the calendar month immediately preceding the first day of an offering period, (b) is not on long-term disability or unpaid leave status at that time and (c) has reached the age of majority in the state or province in which he or she resides is eligible to participate in the 2004 ESPP for the offering period beginning on such date, subject to the limitations imposed by Section 423(b) of the Internal Revenue Code.

As of December 31, 2015, 1,034 employees, including three of our current named executive officers, were participating in the 2004 ESPP.

Special Limitations

The 2004 ESPP imposes certain limitations upon a participant’s rights to acquire common stock, including the following limitations:

•	Employees may purchase shares having a fair market value of up to $25,000 (measured as of the first day of each semi-annual offering period) for each calendar year.

•

Purchase rights may not be granted to any individual if such individual would, immediately after the grant, own or hold outstanding options or other rights to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any of its affiliates.

•	No participant may purchase more than 10,000 shares in any given offering period.

The Compensation Committee will have the discretionary authority to increase, decrease, or implement the per participant and any total participant limitations prior to the start date of any new offering period under the 2004 ESPP.

Withdrawal Rights and Termination of Employment

A participant may withdraw from the 2004 ESPP at any time on or before the last business day of an offering period, and upon such timely withdrawal all, but not less than all, of his or her accumulated payroll deductions will be promptly refunded.

Upon the participant’s cessation of employment or loss of eligible employee status, payroll deductions will automatically cease. Any payroll deductions which the participant may have made during an offering period in which such cessation of employment or loss of eligibility occurs will be promptly refunded.

Stockholder Rights

No participant will have any stockholder rights with respect to the shares covered by his or her purchase rights until the shares are actually purchased on the participant’s behalf. No adjustment will be made for dividends, distributions or other rights for which the record date is prior to the date of such purchase, except as the Compensation Committee may determine in its sole discretion.

Assignability

Purchase rights are not assignable or transferable by the participant and may be exercised only by the participant.

Change in Corporate or Capital Structure

In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin-off) or any other similar change in the corporate structure or shares of the Company, the Compensation Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) will make appropriate adjustments (which determination will be conclusive) as to the number and kind of securities or other property (including cash) available for issuance or payment under the 2004 ESPP and, in order to prevent dilution or enlargement of the rights of participants, (a) the number and kind of securities or other property (including cash) subject to each outstanding option, and (b) the purchase price of outstanding options.

In the event that the Company is the surviving corporation in any reorganization, merger or consolidation with or involving one or more other corporations, each outstanding option under the 2004 ESPP shall apply to the amount and kind of securities to which a holder of the number of shares of Class A Common Stock subject to such option would have been entitled immediately following such reorganization, merger or consolidation, with a corresponding proportionate adjustment of the purchase price. If there is a (a) dissolution or liquidation of the Company, (b) merger, consolidation or reorganization of the Company with one or more other corporations in which the Company is not the surviving corporation, (c) sale of all or substantially all of the assets of the Company to another person or entity, or (d) transaction (including a merger or reorganization in which the Company is the surviving corporation) approved by the Board of Directors that results in any person or entity owning more than 50% of the combined voting power of all classes of stock of the Company, then the 2004 ESPP and all options outstanding thereunder shall terminate, except as provided in the following sentence. If provision is made in writing in connection with such transaction for the continuation of the 2004 ESPP and either the assumption of the options theretofore granted or the substitution for such options of new options covering the stock of a successor corporation (or a parent or subsidiary thereof), in either case with appropriate adjustments as to the number and kinds of shares and exercise prices, then the 2004 ESPP shall continue in the manner and under the terms provided. If the 2004 ESPP is terminated, then the current offering period shall be deemed to have ended on the last trading day prior to such termination, and the options of each participant then outstanding shall be deemed to have been automatically exercised on such last trading day.

Share Proration

Should the total number of shares to be purchased pursuant to outstanding purchase rights on any particular date exceed either (1) the maximum number of shares purchasable in total by all participants on any one purchase date (if applicable); or (2) the number of shares then available for issuance under the 2004 ESPP, then the Compensation Committee will make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis. In such an event, the Compensation Committee will refund the accumulated payroll deductions of each participant, to the extent such deductions are in excess of the purchase price payable for the shares prorated to such individual.

Amendment and Termination

The Company’s Board of Directors may suspend or terminate the 2004 ESPP or any portion thereof at any time, and may amend the 2004 ESPP from time to time in such respects as the Board of Directors may deem advisable in order that options under the 2004 ESPP will conform to any change in applicable laws or regulations or in any other respect the Board of Directors may deem to be in the best interests of the Company; provided, however, that no amendments to the 2004 ESPP will be effective without approval of the shareholders of the Company if shareholder approval of the amendment is then required pursuant to Section 423 of the Internal Revenue Code or the rules of any stock exchange or similar regulatory body. Upon termination of the 2004 ESPP, the Compensation Committee, in its sole discretion, may take any of the actions described in Section 5 of the 2004 ESPP.

Federal Income Tax Consequences

The following discussion is required by rules of the Securities and Exchange Commission and summarizes the U.S. Federal income tax consequences of an employee’s participation in the 2004 ESPP. It does not summarize tax consequences for any employees who are not U.S. taxpayers. This summary does not address federal employment taxes, state and local income taxes and other taxes that may be applicable and is not intended to be a complete description of the tax consequences of participation in the 2004 ESPP.

The 2004 Plan is intended to be an “employee stock purchase plan” within the meaning of Section 423 of the U.S. Tax Code. Under a plan that so qualifies, no taxable income is recognized by a participant, and no deductions are allowed to the Company, in connection with the grant of the option under the plan that occurs on the date of grant (first trading day) for an offering period or the automatic exercise of such option and acquisition of shares under the plan that occurs on the last trading day for an offering period.

Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the 2004 ESPP or in the event the participant should die while still owning the purchased shares.

If a participant sells or otherwise disposes of the purchased shares less than two years after the date of grant, or less than one year after the date of purchase for those shares, then the participant will recognize ordinary income equal to the amount by which the fair market value of the shares on the date of purchase exceeds the purchase price paid for those shares, and the Company will be entitled to an income tax deduction equal in amount to such excess. The income is recognized by the participant, and the deduction taken by the Company, for the taxable year in which such sale or disposition occurs. For purposes of the U.S. Tax Code, the “date of purchase” means the date the shares are issued on automatic exercise of the option on the last trading day of the offering period.

If a participant sells or disposes of the purchased shares more than two years after the date of grant and more than one year after the date of purchase for those shares, then the participant will recognize ordinary income equal to the lesser of (a) the amount by which the fair market value of the shares on the sale or disposition exceeds the purchase price paid for those shares or (b) 15% of the fair market value of the shares on the date of grant for the offering period in which the shares were acquired, and any additional gain upon the disposition will be taxed as a long-term capital gain. The income is recognized by the participant for the taxable year in which such sale or disposition occurs. The Company will not be entitled to any income tax deduction with respect to such sale or disposition.

If a participant still owns the purchased shares at the time of death, the lesser of (a) the amount by which the fair market value of the shares on the date of death exceeds the purchase price or (b) 15% of the fair market value of the shares on the date of grant for the offering period in which those shares were acquired, will constitute ordinary income in the year of death.

Plan Benefits

The table below shows, as to the named executive officers and specified groups, the number of shares purchased under the 2004 ESPP for fiscal 2015, together with the value of those shares as of the date of purchase.

Named Executive Officer	Shares(1)	Dollar Value of Purchased Shares($)(2)
W.M. “Rusty” Rush, Chairman, President and Chief Executive Officer	—	—
Steven L. Keller, Senior Vice President, Chief Financial Officer and Treasurer	1,046	$3,738
Michael J. McRoberts, Senior Vice President – Dealer Operations	1,336	$3,745
James E. Thor, Senior Vice President – Retail Sales and Marketing	1,047	$3,742
Derrek Weaver Senior Vice President, General Counsel and Corporate Secretary	—	—
All current executive officers as a group (2 persons)	2,093	$7,480
All employees who are not executive officers, as a group (1,029 persons)	117,105	$231,063

(1)	Shares related to the July 1 through December 31 offering period are actually purchased on January 1 of each year.

(2)	Determined based on the fair market value of the shares on date of purchase, minus the purchase price under the 2004 ESPP.

Summary

The Board of Directors believes that it is in the best interests of the Company and its stockholders to continue to provide employees with the opportunity to acquire an ownership interest in the Company through their participation in the 2004 ESPP and thereby encourage them to remain in the Company’s employ and more closely align their interests with those of the stockholders.

Vote Required and Recommendation of the Board

The affirmative vote of a majority of the stock having voting power present in person or represented by proxy is required for approval of the amendment and restatement of the 2004 ESPP described in this Proposal Number 2. Unless you indicate otherwise, your proxy will be voted “FOR” the proposal.

The Board of Directors unanimously recommends a vote “FOR” the proposal to approve the amendment and restatement of the Company’s 2004 Employee Stock Purchase Plan to increase the number of shares of Class A Common Stock authorized for issuance thereunder by 500,000 shares.

3.     Ratification of the Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2016

The Audit Committee has appointed the firm of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016. Although shareholder ratification is not required, the Board of Directors has directed that such appointment be submitted to the shareholders of the Company for ratification at the Annual Meeting. EY has served as the Company’s independent public accounting firm for the fiscal years 2000 through 2015 and is considered by management of the Company to be well-qualified. If the shareholders do not ratify the appointment of EY, the Audit Committee may reconsider their appointment.

Representatives of EY are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and we expect them to be available to respond to appropriate questions from shareholders.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for Fiscal Year 2016.

COMPANY INFORMATION

The Board’s Committees and Their Functions

The business of the Company is managed under the direction of the Board of Directors. The Audit Committee, the Compensation Committee, and the Nominating and Governance Committee are the three standing committees of the Board of Directors. The charters for the three standing committees of the Board of Directors are available at the “Investor Relations – Corporate Governance” section of the Company’s website at www.rushenterprises.com.

Audit Committee – In 2015, the Company’s Audit Committee consisted of the following directors: Thomas A. Akin, Chairman of the Audit Committee, Raymond J. Chess, James C. Underwood, William H. Cary and Dr. Kennon H. Guglielmo. The Audit Committee met six (6) times during 2015. The Board of Directors has determined that each member of the Audit Committee is independent, as defined by the listing standards of the NASDAQ® Global Select Market and applicable SEC rules and regulations. The Board of Directors has also determined that each member of the Audit Committee is financially literate and that Mr. Akin has the attributes of an “Audit Committee Financial Expert,” as defined in applicable SEC regulations.

As set forth in more detail in the Audit Committee charter, the Audit Committee’s purpose is to assist the Board of Directors in its oversight responsibilities related to the quality and integrity of the Company’s accounting, auditing and financial reporting practices. The specific responsibilities of the Audit Committee include:

●

Reviewing and discussing with management and the Company’s independent registered public accounting firm the annual and quarterly financial statements of the Company, including the Company’s disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations therein;

●	Appointing, compensating, overseeing and terminating the Company’s independent registered public accounting firm;

●	Approving all audit and non-audit services to be provided by the independent registered public accounting firm;

●	Reviewing the integrity of the Company’s external financial reporting processes and internal controls over financial reporting;

●

Reviewing and approving all related-person transactions (as defined by the SEC) as required by the SEC and the NASDAQ® Global Select Market, and periodically reassessing these transactions to ensure their continued appropriateness;

●	Discussing with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures;

●

Reviewing periodically with the General Counsel or Chief Compliance Officer, as applicable, matters that may have a material impact on the Company’s financial statements, the Company’s compliance with applicable rules and regulations, and any material reports or inquiries received from regulators or governmental agencies;

●	Preparing the Audit Committee Report for inclusion in the Company’s annual proxy statements; and

●	Complying with all other responsibilities and duties set forth in the Audit Committee charter.

For more information regarding the Audit Committee, please refer to the Audit Committee Report contained in this proxy statement.

Compensation Committee – In 2015, the Company’s Compensation Committee consisted of the following directors: James C. Underwood, Chairman of the Compensation Committee, Harold D. Marshall, Thomas A. Akin, Raymond J. Chess and Dr. Kennon H. Guglielmo. Effective December 31, 2015, Mr. Marshall retired from his position as a member of the Board of Directors. The Compensation Committee met six (6) times during 2015. The Board of Directors has determined that each member of the Compensation Committee is independent, as defined by the listing standards of the NASDAQ® Global Select Market and applicable SEC rules and regulations.

The specific responsibilities of the Compensation Committee include:

●	Administering the Company’s compensation philosophy and programs and reviewing and modifying such philosophy and programs as necessary;

●

Reviewing and approving all compensation for the Company’s directors and executive officers, including the Company’s Chief Executive Officer, and supervising all bonus and equity-based compensation awards to all Company employees;

●	Supervising the administration of the Company’s incentive compensation and equity-based compensation plans;

●	Overseeing, reviewing and discussing with management the preparation of the Compensation Discussion and Analysis for inclusion in the Company’s proxy statement;

●	Preparing the Compensation Committee Report for inclusion in the Company’s proxy statement;

●	Appointing, compensating, overseeing and terminating the Compensation Committee’s compensation consultants and other advisors;

●	Considering the independence of any compensation consultant, independent legal counsel or other advisor prior to retaining or obtaining the advice from such advisor; and

●	Complying with all other responsibilities and duties set forth in the Compensation Committee charter.

The Compensation Committee may establish subcommittees of one or more members, and delegate its authority and responsibilities to such subcommittees, when appropriate and in accordance with applicable rules and regulations. The Compensation Committee may also engage compensation consultants and other advisors, from time to time, to advise the Compensation Committee on executive compensation practices and policies or any other matters within the scope of its charter.

Compensation Committee Interlocks and Insider Participation – During the 2015 fiscal year, none of the Company’s executive officers served on either the Company’s Compensation Committee or the compensation committee (or its equivalent) or board of directors of another entity whose executive officers served on the Company’s Compensation Committee or Board of Directors. No current or past officer or employee of the Company served on the Compensation Committee during the 2015 fiscal year. Mr. Akin has certain relationships with Texstar National Bank. For a further description of these relationships, see “Certain Relationships and Related Transactions” set forth below on page 64 of this proxy statement.

For more information regarding the Compensation Committee, please refer to the Compensation Committee Report contained in this proxy statement.

Nominating and Governance Committee – In 2015, the Company’s Nominating and Governance Committee consisted of the following directors: Raymond J. Chess, Chairman of the Nominating and Governance Committee, Thomas A. Akin, Harold D. Marshall, James C. Underwood and William H. Cary. Effective December 31, 2015, Mr. Marshall retired from his position as a member of the Board of Directors. The Nominating and Governance Committee met four (4) times during 2015. The Board of Directors has determined that each member of the Nominating and Governance Committee is independent, as defined by the listing standards of the NASDAQ® Global Select Market.

The specific responsibilities of the Nominating and Governance Committee include:

●	Identifying individuals believed to be qualified to become members of the Board of Directors and recommending qualified individuals to the Board of Directors to stand for election as directors;

●	Recommending individuals to fill vacancies on the Board of Directors;

●	Identifying and recommending directors qualified to fill vacancies on any committee of the Board of Directors;

●	Making recommendations to the Board of Directors from time to time regarding changes to the size of the Board of Directors or any committee thereof;

●	Developing, reviewing and reassessing the adequacy of corporate governance guidelines for the Company;

●	Assessing annually the performance of the Board of Directors and receiving comments from all directors related to such annual performance review;

●	Developing succession planning policies and principles for the Company’s Chief Executive Officer; and

●	Complying with all other responsibilities and duties set forth in the Nominating and Governance Committee charter.

Director Independence Determinations

Our Board of Directors has established independence guidelines that are described in our Corporate Governance Guidelines. The independence guidelines require a finding that the individual director satisfies all of the independence standards of the NASDAQ® Global Select Market. In accordance with its charter, and as the set forth above, the Nominating and Governance Committee has reviewed the independence of all nonemployee director nominees and reported its findings to the Board of Directors, which affirmatively determined that Messrs. Akin, Underwood, Chess, Cary and Dr. Guglielmo are independent. In addition, Mr. Marshall was determined to have been independent during his period of service as a member of the Board of Directors and the committees of the Board of Directors on which he served through 2015 and until his retirement effective December 31, 2015. Mr. W. Marvin Rush was determined not to be independent.

In making its determination on the independence of each nonemployee director, all transactions and relationships between each director or any member of his or her immediate family and the Company, its subsidiaries and management are reviewed, based on information requested from and provided by each director on an annual basis.

In particular, the following specific relationship was reviewed and considered, but was not deemed to affect the independence of the applicable directors:

●

Messrs. Akin and Marshall (who is now retired) have certain relationships with Texstar National Bank. For a further description of these relationships, see “Certain Relationships and Related Transactions” set forth below on page 64 of this proxy statement.

The Nominating and Governance Committee recommended the above-described conclusions to the Board of Directors and explained the basis for its decisions. Upon discussion and further consideration, these conclusions were adopted by the Board of Directors.

Board Leadership Structure

Mr. W.M. “Rusty” Rush serves as the Chairman of the Board, President and Chief Executive Officer of the Company. The Board of Directors of the Company has determined that the appointment of our President and Chief Executive Officer as the Chairman of the Board of the Company promotes a unity of vision for the Company as it implements its strategic objectives. In addition, the President and Chief Executive Officer is the director most familiar with our business and operations and is uniquely situated to lead discussions on important matters affecting the business of the Company, as well as its day-to-day operations and risks. The Board of Directors believes that the Company is best served by a Chairman of the Board who is actively involved with the Company and is therefore able to bring a great depth of knowledge about the Company to the role. W.M. “Rusty” Rush has served as President of the Company since 1995 and Chief Executive Officer of the Company since 2006. He has overseen all day-to-day operations of the Company since 2001, when he was named the Company’s Chief Operating Officer. Consequently, the Board of Directors has determined that W.M. “Rusty” Rush is uniquely able to serve as Chairman of the Board. By combining the Chairman of the Board with the President and Chief Executive Officer positions, the Board of Directors believes that there is a firm link between management and the Board which promotes the development and implementation of our strategic goals. Additionally, W.M. “Rusty” Rush serving as Chairman of the Board, President and Chief Executive Officer demonstrates to the manufacturers the Company represents and the Company’s customers, shareholders and employees that the Company is under stable leadership.

Our Board of Directors does not have a designated “lead independent director.” The Board of Directors has determined that the appointment of a lead independent director is not necessary because each of the independent directors plays an active role in Board matters. Notwithstanding the above, the Company’s nonemployee directors communicate frequently and hold regular executive sessions, with the appropriate nonemployee director presiding over each such meeting depending on the topics to be discussed.

Communications with Directors

The Board of Directors welcomes input and suggestions from shareholders and other interested parties by mail at Rush Enterprises, Inc., 555 IH-35 South, Suite 500, New Braunfels, Texas 78130 or through the Company’s Ethics Helpline at (877) 888-0002. Interested parties may direct their input or suggestions to specific directors, the standing committees of the Board of Directors, or all of the members of the Board of Directors.

To communicate to the Audit Committee issues or complaints regarding questionable accounting, internal accounting controls or auditing matters, you may anonymously and, to the extent provided by law, confidentially contact the Audit Committee by calling the Company’s Ethics Helpline at (877) 888-0002.

Code of Conduct for Employees and Directors

The Company has adopted the Rush Driving Principles, a code of conduct that applies to all Company officers, directors and employees. The Rush Driving Principles are available at the “Investor Relations – Corporate Governance” section of the Company’s website at www.rushenterprises.com.

Code of Ethics for Senior Financial Officers

The Company has adopted a Code of Ethics for Senior Financial Officers that applies to the Company’s Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Controller and other employees performing similar functions, including the Principal Accounting Officer. Only the Board of Directors (or the Audit Committee or other appropriate committee thereof) can amend or grant waivers from the provisions of the Code of Ethics for Senior Financial Officers, and any such amendments or waivers will be promptly posted on the Company’s website, or otherwise disclosed as required by applicable laws, rules or regulations. The Code of Ethics for Senior Financial Officers is available at the “Investor Relations – Corporate Governance” section of the Company’s website.

Shareholder Nominations of Candidates for Director

The Nominating and Governance Committee will consider all candidates for director properly recommended by shareholders. The Nominating and Governance Committee, in its sole discretion, will determine whether candidates recommended by shareholders are qualified to become a member of the Board of Directors. Candidates recommended by shareholders are evaluated on the same basis as candidates recommended by the Company’s directors, Chief Executive Officer, other executive officers, third-party search firms and other sources.

Any shareholder wishing to submit a candidate for the Nominating and Governance Committee’s consideration should send the following information to Rush Enterprises, Inc., 555 IH-35 South, Suite 500, New Braunfels, Texas 78130, Attn: Derrek Weaver:

●	The shareholder’s name, number and class of shares of our Common Stock owned, length of period held and proof of ownership;

●	Name, age and address of the candidate;

●

A detailed resume describing, among other things, the candidate’s educational background, occupation, employment history and material outside commitments (i.e., memberships on other boards and committees, charitable foundations, etc.);

●

Any information relating to the candidate that is required by the rules and regulations of the NASDAQ® Global Select Market and the SEC to be disclosed in the solicitation of proxies for election of directors; and

●	A description of any arrangements or understandings between the shareholder and the candidate.

Minimum Qualifications for Director Nominees and Board Member Attributes

Persons considered for Board positions should, at a minimum, possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Company’s shareholders. To comply with regulatory requirements, a majority of the members of the Company’s Board of Directors must qualify as independent members under the listing standards of the NASDAQ® Global Select Market, all of the members of the Audit Committee must be financially literate, and one or more members of the Company’s Audit Committee must qualify as an “Audit Committee Financial Expert” as such term is defined by applicable regulations of the SEC.

Identification and Evaluation of Director Candidates

The Nominating and Governance Committee strives to identify future potential directors sufficiently in advance so that the Nominating and Governance Committee can provide both the candidates and the Board of Directors a sufficient opportunity to evaluate one another and the candidate’s potential service on the Board of Directors. With respect to potential Board candidates identified by management, individual directors, shareholders or others, the Nominating and Governance Committee makes a preliminary review of the candidate’s background, career experience and qualifications based on publicly available information or information provided by the person who identifies the candidate. If a consensus is reached by the Nominating and Governance Committee that a particular candidate would likely contribute positively to the Board of Directors’ mix of skills and experiences, and a Board vacancy exists or is likely to occur in the foreseeable short term, the candidate is contacted to confirm his or her interest and willingness to serve. The Nominating and Governance Committee conducts in-person interviews and may invite other Board members or executive officers of the Company to interview the candidate to assess his or her overall qualifications. In the context of the current composition and needs of the Board of Directors and its committees, the Nominating and Governance Committee considers factors such as independence, judgment, skill, diversity, experience with businesses and other organizations of comparable size, experience as an officer of a publicly traded company, the interplay of the candidate’s experience with the experience of other members of the Board of Directors and the extent to which the candidate would be a desirable addition to the Board of Directors and any committees thereof. Although we do not have a formal diversity policy in place for the director nomination process, an important factor in the Nominating and Governance Committee’s consideration and assessment of a candidate is the diversity of the candidate’s background, viewpoints, training, professional experience, education and skill set.

At the conclusion of this process, the Nominating and Governance Committee reaches a conclusion and reports the results of its review to the full Board of Directors. The report includes a recommendation whether the candidate should be nominated for election to the Board of Directors. This procedure is the same for all candidates, including director candidates identified by shareholders.

Policies Affecting Members of the Board of Directors

Members of the Company’s Board of Directors are prohibited from serving on the board of directors of more than four public companies. Additionally, if a member of the Board of Directors changes jobs, he is required to notify the Nominating and Governance Committee. The Nominating and Governance Committee shall review the appropriateness of the director remaining on the Company’s Board of Directors given the director’s change in job. If the Nominating and Governance Committee concludes that it would be inappropriate for the affected director to remain on the Board of Directors, then the Nominating and Governance Committee shall ask the affected director to resign from the Company’s Board of Directors. The affected director is expected to act in accordance with the Nominating and Governance Committee’s recommendation. Any director nominee who is elected or appointed to the Board of Directors for the first time after February 21, 2008, will be required to submit a letter of resignation to the Board of Directors to be effective upon acceptance by the Board of Directors each year after they reach the age of 72. Such letters of resignation will be considered by the Board of Directors, but the Board of Directors may choose not to accept any such letter of resignation if it believes that it is in the best interest of the Company for the director who submitted the letter of resignation to continue to serve on the Company’s Board of Directors.

Effective February 23, 2015, members of the Company’s Board of Directors who are not also officers of the Company are expected to own and hold shares of the Company’s Common Stock equal to five (5) times the value of each of their respective annual cash retainer. Each current director and any new directors will be given five (5) years from the date of their first appointment or election to the Board of Directors to comply with these stock ownership guidelines. As of December 31, 2015, each of the directors then serving was either in compliance with or on target to meet the stock ownership guidelines.

Meetings of the Board of Directors

During 2015, the Board of Directors met thirteen (13) times. Each of the directors attended at least 85% of the meetings of the Board of Directors and committees of which he was a member. The Board of Directors regularly schedules a meeting to occur the day of the annual meeting of shareholders. Although the Company has no formal policy on director attendance at annual meetings, this scheduling facilitates their attendance. All of the directors then serving attended the Company’s 2015 Annual Meeting of Shareholders, and all directors currently in office are expected to attend the 2016 Annual Meeting of Shareholders.

The nonemployee directors hold executive sessions at least two times per year during regularly scheduled Board meetings. Different nonemployee directors preside over these executive sessions depending on the topics to be discussed.

Board’s Role in Risk Oversight

The Board of Directors is responsible for the Company’s risk-oversight function. The Board of Directors, with the assistance of its standing committees, Chief Executive Officer, Chief Financial Officer, General Counsel and other officers of the Company, regularly identifies, evaluates and discusses the material enterprise risks that could impact the Company’s operations and tactical and strategic decisions. These enterprise risks include operational, financial, legal, regulatory, market and reputational risks.

The Board of Directors oversees planning and responding to risks arising from changing business conditions or the initiation of new products or services. The Board of Directors also is responsible for overseeing compliance with laws and regulations, responding to recommendations from auditors and governmental authorities, and overseeing management’s conformance with internal policies and controls addressing the material enterprise risks of the Company’s activities. The Board of Directors receives periodic reviews of the Company’s risk management policies and controls.

The Board of Directors believes its risk oversight function is enhanced by the leadership structure of the Company’s Board of Directors. W.M. “Rusty” Rush serves as the Chairman of the Board, President and Chief Executive Officer of the Company. As a result of the Chairman’s in-depth knowledge of the Company’s operations and industry, the Board of Directors has greater insight into the Company’s operations and risks. W.M. “Rusty” Rush’s unique depth of knowledge, experience and expertise give the Board a more complete and holistic view of the material risks of the Company.

Risk-Related Compensation Policies and Practices

As part of its annual review of the executive compensation program, the Compensation Committee assessed the risk profile of its executive and nonexecutive compensation programs to determine if any of them created undesired or excessive risks of a material nature. With the assistance of the Chief Executive Officer, Chief Financial Officer and General Counsel, the Compensation Committee (a) reviewed the Company’s compensation policies and practices for employees generally, (b) identified the risks that could result from such policies and practices, (c) identified the risk mitigators and controls and (d) analyzed the potential risks against the risk mitigators and controls and the Company’s business strategy and objectives.

In performing the assessment and reaching its conclusion, the Compensation Committee noted the following factors that reduce the likelihood of undesired or excessive risk-taking:

●	The Company’s overall compensation levels are competitive with the market;

●	The Company’s compensation practices and polices appropriately balance base pay versus variable pay and short-term versus long-term incentives;

●	The Company’s implementation of stock ownership guidelines;

●	The Compensation Committee’s oversight of equity compensation plans; and

●	The high level of Board involvement in approving material investments and capital expenditures.

Based on its analysis, the Compensation Committee believes that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

The Company’s Executive Officers

Set forth below is information with respect to each executive officer of the Company as of April 1, 2016.

Name	Age	Position

W.M. “Rusty” Rush	57	Chairman of the Board, President and Chief Executive Officer

Scott Anderson	58	Senior Vice President – Finance, Insurance and Leasing

Steven L. Keller	46	Senior Vice President, Chief Financial Officer and Treasurer

Corey H. Lowe	40	Senior Vice President – Peterbilt Dealerships

Michael J. McRoberts	57	Senior Vice President – Dealer Operations

Martin A. Naegelin, Jr.	52	Senior Vice President

Richard J. Ryan	48	Senior Vice President – Navistar Dealerships

James E. Thor	58	Senior Vice President – Retail Sales and Marketing

Derrek Weaver	43	Senior Vice President, General Counsel and Corporate Secretary

W.M. “Rusty” Rush has served as President of the Company since 1995 and Chief Executive Officer of the Company since 2006. He has overseen all day-to-day operations of the Company since 2001, when he was named the Company’s Chief Operating Officer. W.M. “Rusty” Rush served as Vice President and Executive Vice President of the Company from 1990 until November 1995 when he began his service as President of the Company. W.M. “Rusty” Rush was appointed Chairman of the Board in May 2013.

Scott Anderson has served as Senior Vice President – Finance, Insurance and Leasing of the Company since 2007. He served as Vice President – Finance and Insurance of the Company from 2005 until his promotion to Senior Vice President – Finance and Insurance in February 2006. Prior to joining the Company, Mr. Anderson served as Manager of Continental European Operations for CIT Group from 2004 to 2005 and was Managing Director of European Commercial Finance for Associates Capital Corp from 1998 to 2004. Mr. Anderson has over 35 years of experience in the commercial equipment finance industry.

Steven L. Keller has served as Senior Vice President, Chief Financial Officer and Treasurer of the Company since April 2011. In March 2007, Mr. Keller was promoted to Vice President, Chief Financial Officer and Treasurer of the Company after being intimately involved in the Company’s finance and accounting functions since 1997, with responsibility for financial analysis and planning, business acquisitions, SEC reporting, investor relations and corporate taxes. Prior to joining the Company, Mr. Keller, a Certified Public Accountant, worked in the San Antonio office of Ernst & Young LLP and obtained a Bachelor of Business Administration in Accounting from St. Mary's University in San Antonio, Texas.

Corey H. Lowe was appointed Senior Vice President – Peterbilt Dealerships in May 2011. Mr. Lowe is responsible for operations of the dealerships in the Company’s Peterbilt Division. Mr. Lowe served as Regional Manager for the Company’s North Texas, Oklahoma and Nashville, Tennessee dealerships from August 2008 until his promotion in May 2011, Regional Manager for the Company’s Oklahoma dealerships from 2006 to 2008 and General Manager of the Company’s Oklahoma City dealership from 2003 to 2006. Mr. Lowe joined the Company in 1998 after he received a Bachelor of Science in Financial Management from Abilene Christian University.

Michael J. McRoberts was appointed Senior Vice President – Dealer Operations in March 2013. Mr. McRoberts joined the Company in 2011 and served as Regional Manager for Rush Truck Centers in California from 2011 to 2013. Mr. McRoberts served as the Vice President – General Manager and Chief Operating Officer for the Scully Companies, a regional full-service leasing and dedicated contract carriage organization, from 2006 until he joined the Company in 2011. Mr. McRoberts’s background also includes 13 years of experience with other commercial vehicle dealerships serving in various positions including Chief Financial Officer and President. Mr. McRoberts has a Bachelor of Science in Accounting from Southern Illinois University.

Martin A. Naegelin, Jr. has served as Senior Vice President of the Company since March 2016. He previously served as Executive Vice President of the Company from March 2007 to March 2016. Mr. Naegelin served as Vice President and Chief Financial Officer of the Company from January 1997 to March 2007. In December 2001, he was promoted to Senior Vice President of the Company and was also named Secretary and Treasurer. Prior to joining the Company, Mr. Naegelin served as Vice President of Investor Relations and Corporate Development of Norwood Promotional Products, Inc. Mr. Naegelin had seven years of public accounting experience prior to joining Norwood in 1993.

Richard J. Ryan has served as Senior Vice President – Navistar Dealerships since May 2010. Mr. Ryan served as the Company’s Regional General Manager of the Colorado Region from 2006 until 2010, and General Manager of the Denver location from 2004 to 2006. Prior to joining the Company, Mr. Ryan was the President of American Cargo L.L.C., a truck body manufacturing company. Mr. Ryan has over 22 years of experience in the commercial truck industry. Mr. Ryan received a Bachelor of Business Administration from Michigan State University.

James E. Thor has served as Senior Vice President – Retail Sales and Marketing since June 2004. Prior to joining the Company, Mr. Thor served for 14 years in various executive positions with Peterbilt Motors Company. In 1996, Mr. Thor was promoted to Director of U.S. Regional Sales of Peterbilt, prior to which he served as Regional Sales Manager and District Sales Manager.

Derrek Weaver has served as Senior Vice President, General Counsel and Corporate Secretary of the Company since April 2011. Mr. Weaver previously served as Vice President of Legal Affairs and Chief Compliance Officer from February 2005 until he was named Vice President and General Counsel of the Company in April 2010. Mr. Weaver has served as Corporate Secretary of the Company since February 2006. Prior to joining the Company, Mr. Weaver was an associate attorney at Fulbright & Jaworski L.L.P. (now known as Norton Rose Fulbright). Mr. Weaver received a Bachelor of Science in Mechanical Engineering from the University of Colorado at Boulder and a Doctor of Jurisprudence from the Texas Tech University School of Law.

Each of the Company’s executive officers was chosen by the Board of Directors and serves at the pleasure of the Board of Directors until his successor is appointed or until his earlier resignation or removal in accordance with applicable law. W.M. “Rusty” Rush is the son of W. Marvin Rush. There are no other family relationships among the executive officers and directors of the Company.

BENEFICIAL OWNERSHIP OF THE COMPANY’S SECURITIES

Security Ownership of Certain Beneficial Owners

The table below sets forth certain information with respect to each person or entity known by us to beneficially own more than five percent (5%) of either class of Common Stock as of March 15, 2016. Beneficial ownership of our Common Stock has been determined in accordance with the applicable rules and regulations of the SEC. The percentage of total voting power is based on 1/20th of one vote for each share of Class A Common Stock, and one vote for each share of Class B Common Stock, beneficially owned by each person.

	Class A Common Stock		Class B Common Stock
Name and Address	Shares	% of Class	Shares	% of Class	% Total Voting Power(1)
W. Marvin Rush(2)	9,461	*	3,455,984	33.6	29.0
W.M. “Rusty” Rush(3)	497,316	1.5	3,167,794	30.8	26.8
3MR Partners, L.P.(4)	2,749	*	3,002,749	29.2	25.2
Teton Capital Partners, L.P.(5)	—	*	1,139,721	11.1	9.6
GAMCO Investors, Inc. ET AL(6)	69,305	*	1,118,662	10.9	9.4
Dimensional Fund Advisors LP (7)	2,573,485	7.9	956,710	9.3	9.1
Magnolia Capital Fund, LP(8)	—	*	558,820	5.4	4.7
Hotchkis and Wiley Capital Management, LLC(9)	4,657,795	14.3	—	*	*
The Vanguard Group(10)	2,190,311	6.7	—	*	*
NewSouth Capital Management, Inc.(11)	1,865,592	5.7	—	*	*
BlackRock, Inc.(12)	1,857,060	5.7	—	*	*
Westfield Capital Management Company, LP(13)	1,629,607	5.0	—	*	*

*	Represents less than 1% of the issued and outstanding shares of the respective class of Common Stock or total voting power.

(1)

Based on a total of (a) 30,513,859 shares of Class A Common Stock and 10,279,281 shares of Class B Common Stock outstanding on March 15, 2016, and (b) 1,948,645 shares of Class A Common Stock underlying vested options and options that will vest within 60 days of March 15, 2016 (collectively referred to herein as “Vested Options”).

(2)

Includes 2,749 shares of Class A Common Stock and 3,002,749 shares of Class B Common Stock held by 3MR Partners, L.P., of which W. Marvin Rush and W.M. “Rusty” Rush are general partners and over which they share voting and dispositive power. W. Marvin Rush and W.M. “Rusty” Rush each disclaim individual beneficial ownership of the shares held by 3MR Partners, L.P., except to the extent of their respective actual ownership interest in 3MR Partners, L.P. Also see footnote (4) below and the Note Regarding Rush Family Holdings on page 31 below. The address of W. Marvin Rush is 555 IH-35 South, Suite 500, New Braunfels, Texas 78130.

(3)

Includes (a) 412,506 shares of Class A Common Stock with respect to Vested Options and (b) 2,749 shares of Class A Common Stock and 3,002,749 shares of Class B Common Stock held by 3MR Partners, L.P., of which W.M. “Rusty” Rush and W. Marvin Rush are general partners and over which they share voting and dispositive power. W.M. “Rusty” Rush and W. Marvin Rush each disclaim individual beneficial ownership of the shares held by 3MR Partners, L.P., except to the extent of their respective actual ownership interest in 3MR Partners, L.P. Also see footnote (4) below and the Note Regarding Rush Family Holdings on page 31 below. The address of W.M. “Rusty” Rush is 555 IH-35 South, Suite 500, New Braunfels, Texas 78130.

(4)

The address of 3MR Partners, L.P. is 555 IH-35 South, Suite 500, New Braunfels, Texas 78130. As general partners, W. Marvin Rush and W.M. “Rusty” Rush have shared power to vote and dispose of or direct the vote and disposition of all of these shares.

(5)

Teton Capital Partners, L.P. has sole voting and dispositive power over all of the Class B Common Stock reported above. The address of Teton Capital Partners, L.P. is 500 West 5th Street, Suite 1110, Austin, Texas 78701. This information is based solely on information contained in Schedule 13G/A1, filed with the SEC on February 16, 2016. Teton Capital Partners, L.P. is not affiliated with the Company or any member of the Company’s management. The Company does not know what natural person or other entity has the ultimate voting or investment control over the shares held by Teton Capital Partners, L.P.

(6)

GAMCO Investors, Inc., together with certain affiliates and subsidiaries, including Gabelli Funds, LLC and Teton Advisors, Inc., has (a) sole voting power of 55,305 shares of Class A Common Stock and 1,059,662 shares of Class B Common Stock, and (b) sole dispositive power of 69,305 shares of Class A Common Stock and 1,118,662 shares of Class B Common Stock.  The address of GAMCO Investors, Inc. is One Corporate Center, Rye, New York 10580-1435.  This information is based solely on information contained in GAMCO Investors, Inc.’s and certain of its affiliates’ Schedule 13G/A5, filed with the SEC on February 3, 2014 and a Schedule 13F, filed with the SEC on February 5, 2016, by each of GAMCO Investors, Inc., Gabelli Funds, LLC and Teton Advisors, Inc.  Neither GAMCO Investors, Inc. nor its affiliates and subsidiaries are affiliated with the Company or any member of the Company’s management.  The Company does not know what natural person or other entity has the ultimate voting or investment control over the shares held by GAMCO Investors, Inc. and its affiliates and subsidiaries.

(7)

Dimensional Fund Advisors LP has (a) sole voting power of 2,469,938 shares of Class A Common Stock and sole voting power of 952,110 shares of Class B Common Stock, and (b) sole dispositive power of 2,573,485 shares of Class A Common Stock and sole dispositive power of 956,710 shares of Class B Common Stock. The address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas 78746. This information is based solely on information contained in Schedule 13G/A9 and 13G/A8, filed with the SEC on February 9, 2016. Dimensional Fund Advisors LP is not affiliated with the Company or any member of the Company’s management. The Company does not know what natural person or other entity has the ultimate voting or investment control over the shares held by Dimensional Fund Advisors LP.

(8)

Magnolia Capital Fund, LP, together with certain of its affiliates, has sole voting and dispositive power over all of the Class B Common Stock reported above. The address of Magnolia Capital Fund, LP is 1411 Harney Street, Suite 200, Omaha, Nebraska 68102. This information is based solely on information contained in Schedule 13G, filed with the SEC on March 14, 2016. Magnolia Capital Fund, LP is not affiliated with the Company or any member of the Company’s management. The Company does not know what natural person or other entity has the ultimate voting or investment control over the shares held by Magnolia Capital Fund, LP.

(9)

Hotchkis and Wiley Capital Management, LLC has (a) sole voting power of 3,972,295 shares of Class A Common Stock and (b) sole dispositive power of 4,657,795 shares of Class A Common Stock. The address of Hotchkis and Wiley Capital Management, LLC 725 S. Figueroa Street, 39th Floor, Los Angeles, California 90017. This information is based solely on information contained in Schedule 13G/A1, filed with the SEC on February 11, 2016. Hotchkis and Wiley Capital Management, LLC is not affiliated with the Company or any member of the Company’s management. The Company does not know what natural person or other entity has the ultimate voting or investment control over the shares held by Hotchkis and Wiley Capital Management, LLC, except that Hotchkis and Wiley Small Cap Value Fund, a fund that is advised by Hotchkis and Wiley Capital Management, LLC, holds 1,861,400 shares of the Class A Common Stock reported above.

(10)

The Vanguard Group has (a) sole voting power of 44,599 shares of Class A Common Stock, and (b) sole dispositive power of 2,143,412 shares of Class A Common Stock. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. This information is based solely on information contained in Schedule 13G/A2, filed with the SEC on February 10, 2016. The Vanguard Group is not affiliated with the Company or any member of the Company’s management. The Company does not know what natural person or other entity has the ultimate voting or investment control over the shares held by The Vanguard Group.

(11)

NewSouth Capital Management, Inc. has (a) sole voting power of 1,603,252 shares of Class A Common Stock and (b) sole dispositive power of 1,865,592 shares of Class A Common Stock. The address of NewSouth Capital Management, Inc. is 999 S. Shady Grove Rd., Suite 501, Memphis, Tennessee 38120. This information is based solely on information contained in Schedule 13G/A4, filed with the SEC on February 11, 2016. NewSouth Capital Management, Inc. is not affiliated with the Company or any member of the Company’s management. The Company does not know what natural person or other entity has the ultimate voting or investment control over the shares held by NewSouth Capital Management, Inc.

(12)

BlackRock, Inc., together with certain of its subsidiaries, has (a) sole voting power of 1,778,689 shares of Class A Common Stock, and (b) sole dispositive power of 1,857,060 shares of Class A Common Stock. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055. This information is based solely on information contained in Schedule 13G/A6, filed with the SEC on January 22, 2016. Neither BlackRock, Inc. nor any of its subsidiaries listed in Schedule 13G/A5 are affiliated with the Company or any member of the Company’s management. The Company does not know what natural person or other entity has the ultimate voting or investment control over the shares held by BlackRock, Inc. and its subsidiaries.

(13)

Westfield Capital Management Company, LP has (a) sole voting power of 1,190,038 shares of Class A Common Stock and (b) sole dispositive power of 1,629,607 shares of Class A Common Stock. The address of Westfield Capital Management Company, LP is 1 Financial Center, Boston, Massachusetts 02111. This information is based solely on information contained in Schedule 13G, filed with the SEC on February 10, 2016. Westfield Capital Management Company, LP is not affiliated with the Company or any member of the Company’s management. The Company does not know what natural person or other entity has the ultimate voting or investment control over the shares held by Westfield Capital Management Company, LP.

Security Ownership of our Executive Officers and Directors

The table below sets forth certain information as of March 15, 2016 with respect to our Common Stock that is beneficially owned by each director and named executive officer and all of our directors and executive officers as a group. Beneficial ownership of our Common Stock has been determined in accordance with the applicable rules and regulations of the SEC. The percentage of total voting power is based on 1/20th of one vote for each share of Class A Common Stock, and one vote for each share of Class B Common Stock, beneficially owned by each person. Unless otherwise stated, each of the persons named in the table has sole voting and investment power with respect to the securities beneficially owned by them as set forth opposite their name.

	Class A Common Stock		Class B Common Stock
Name and Address(1)	Shares	% of Class	Shares	% of Class	% Total Voting Power(2)
W. Marvin Rush(3)	9,461	*	3,455,984	33.6	29.0
W.M. “Rusty” Rush(4)	497,316	1.5	3,167,794	30.8	26.8
Thomas A. Akin(5)	130,491	*	—	*	*
James C. Underwood	22,078	*	—	*	*
Raymond J. Chess	6,881	*	—	*	*
William H. Cary	2,835	*	—	*	*
Dr. Kennon H. Guglielmo	4,725	*	—	*	*
Steven L. Keller(6)	111,047	*	17,867	*	*
Michael J. McRoberts (7)	14,206	*	17,382	*	*
James E. Thor(8)	111,300	*	16,179	*	*
Derrek Weaver(9)	47,640	*	17,867	*	*
All executive officers and directors as a group (15 persons, including the executive officers and directors listed above) (10)	1,204,230	3.7	3,763,895	36.6	32.1

*	Represents less than 1% of the issued and outstanding shares of the respective class of Common Stock or total voting power.

(1)	Except as otherwise noted, the business address of the named beneficial owner is 555 IH-35 South, Suite 500, New Braunfels, Texas 78130.

(2)

Based on a total of (a) 30,513,859 shares of Class A Common Stock and 10,279,281 shares of Class B Common Stock outstanding on March 15, 2016, and (b) 1,948,645 shares of Class A Common Stock underlying vested options and options that will vest within 60 days of March 15, 2016 (collectively referred to herein as “Vested Options”).

(3)

Includes 2,749 shares of Class A Common Stock and 3,002,749 shares of Class B Common Stock held by 3MR Partners, L.P., of which W. Marvin Rush and W.M. “Rusty” Rush are general partners and over which they share voting and dispositive power. W. Marvin Rush and W.M. “Rusty” Rush each disclaim individual beneficial ownership of the shares held by 3MR Partners, L.P., except to the extent of their respective actual ownership interest in 3MR Partners, L.P. Also see the Note Regarding Rush Family Holdings below.

(4)

Includes (a) 412,506 shares of Class A Common Stock with respect to Vested Options and (b) 2,749 shares of Class A Common Stock and 3,002,749 shares of Class B Common Stock held by 3MR Partners, L.P., of which W.M. “Rusty” Rush and W. Marvin Rush are general partners and over which they share voting and dispositive power. W.M. “Rusty” Rush and W. Marvin Rush each disclaim individual beneficial ownership of the shares held by 3MR Partners, L.P., except to the extent of their respective actual ownership interest in 3MR Partners, L.P. Also see the Note Regarding Rush Family Holdings below.

(5)	Includes 30,000 shares of Class A Common Stock with respect to Vested Options.

(6)	Includes 75,893 shares of Class A Common Stock with respect to Vested Options.

(7)	Includes 10,001 shares of Class A Common Stock with respect to Vested Options.

(8)	Includes 91,577 shares of Class A Common Stock with respect to Vested Options.

(9)	Includes 35,999 shares of Class A Common Stock with respect to Vested Options.

(10)

Reflects information above, as well as information regarding our unnamed executive officers; provided however, that shares reflected more than once in the table above with respect to W. Marvin Rush and W.M. “Rusty” Rush are only reflected once in this line. See the Note Regarding Rush Family Holdings below.

Note Regarding Rush Family Holdings

SEC rules require reporting of beneficial ownership of certain shares by multiple parties, resulting in the same shares being listed multiple times in the tables above. The 2,749 shares of Class A Common Stock and the 3,002,749 shares of Class B Common Stock held by 3MR Partners, L.P. are included four additional times in the above tables under the names of W. Marvin Rush and W.M. “Rusty” Rush (that is, there are only 2,749 shares of Class A Common Stock and the 3,002,749 shares of Class B Common Stock rather than 10,996 shares of Class A Common Stock and the 12,010,996 shares of Class B Common Stock). For purposes of the above table, removing the shares counted multiple times results in an aggregate total ownership of 1.5% of outstanding Class A Common Stock and 35.2% of outstanding Class B Common Stock for W. Marvin Rush, W.M. “Rusty” Rush and 3MR Partners, L.P. W. Marvin Rush and W.M. “Rusty” Rush each disclaim beneficial ownership over shares owned by other members of the Rush family and 3MR Partners, L.P., except as specifically disclosed in the footnotes above.

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis provides information regarding our executive compensation program in 2015 for the following executive officers of the Company (collectively, the “named executive officers”):

●	W.M. “Rusty” Rush, our Chairman, President and Chief Executive Officer;

●	Steven L. Keller, our Senior Vice President, Chief Financial Officer and Treasurer;

●	Michael J. McRoberts, our Senior Vice President – Dealer Operations;

●	James E. Thor, our Senior Vice President – Retail Sales and Marketing; and

●	Derrek Weaver, our Senior Vice President, General Counsel and Corporate Secretary.

Pursuant to the Company’s Amended and Restated Bylaws, the Chairman of the Board is an executive officer of the Company.

2015 Financial Highlights

We achieved record revenues of $5.0 billion in fiscal 2015. We also achieved net income of $66.1 million, or $1.61 per diluted share, which was down from $80.0 million, or $1.96 per diluted share, achieved in 2014. Given the challenges we faced in 2015 from decreasing activity in the energy sector, which negatively affected many of our customers and in turn, our business, we believe we delivered strong results for our shareholders.

We continued to take strategic steps during 2015 to position the Company for long-term, sustainable growth, which such steps included acquiring 11 new Rush Truck Center locations, substantially completing the rollout of our RushCare Rapid Parts call centers, and introducing our new Momentum Fuel Technologies compressed natural gas fuel system and a new telematics offering.

Executive Compensation Highlights

Key aspects of our executive compensation program in 2015 included the following:

What We Do:	Tie Pay to Performance. A significant portion of each executive officer’s annual compensation is tied to corporate and individual performance.
Retain an Independent Compensation Consultant. The Compensation Committee engages an independent compensation consultant, who does not provide services to management.
Utilize Stock Ownership Guidelines. We have significant stock ownership guidelines.

Have Double-Trigger Severance Arrangements. Our Executive Severance Plan and equity award agreements require a qualifying termination of employment in addition to a change in control in the Company before change in control benefits or accelerated equity vesting are triggered.

Mitigate Inappropriate Risk-Taking. We structure our compensation programs so that they minimize inappropriate risk-taking by our executive officers and other employees, including appropriately balancing base pay versus variable pay and short-term versus long-term incentives.

Prohibit Hedging and Pledging. Our insider trading policy prohibits all employees and directors from hedging or pledging the economic interest in the Company shares they hold.

What We DO NOT Do:

Provide Gross-ups for Excise Taxes. Pursuant to the Compensation Committee’s policy, any participant who enters the Executive Severance Plan after March 3, 2011, is not entitled to a gross-up for any excise taxes that may be imposed as a result of severance or other payments made in connection with a change in control of the Company. Consequently, Mr. McRoberts is not entitled to excise tax gross-up payments under the Executive Severance Plan.

Reprice Stock Options. Our Amended and Restated 2007 Long-Term Incentive Plan prohibits the repricing of stock options and stock appreciation rights without prior stockholder approval.

The Compensation Committee believes that our 2015 executive compensation program is strongly aligned with pay-for-performance principles. Specifically, a significant percentage of the total direct compensation (i.e., base salary, cash performance bonus and annual equity incentive awards) of Messrs. W.M. “Rusty” Rush, Keller, McRoberts, Thor and Weaver that was granted in 2015 was “at-risk,” as the following graphs illustrate:

RUSH NAMED EXECUTIVE OFFICERS
2015 TOTAL DIRECT COMPENSATION MIX(1)

CEO MIX	OTHER NEO MIX (AVERAGE)

(1) The above graphs exclude the named executive officers’ employee benefits and perquisites, as these are not included in the definition of “total direct compensation.”

Shareholder Advisory Vote to Approve Executive Compensation

We conducted our second advisory vote to approve executive compensation at our 2014 Annual Meeting of Shareholders. While this vote was not binding on the Compensation Committee, the Board of Directors or the Company, the Compensation Committee values the opinions of our shareholders on executive compensation matters. Based upon the Inspector of Election’s report, the advisory vote to approve executive compensation received the favorable support of approximately 70% of the votes cast thereon. The Compensation Committee reviewed these final vote results and determined that, given the significant level of support, no changes to our executive compensation program were necessary solely as a result of the advisory vote.

In response to the majority of the votes cast for an advisory vote to approve executive compensation every three years at our 2011 Annual Meeting of Shareholders, we have currently determined that the advisory vote to approve executive compensation will be conducted every three years, with the next advisory vote to approve executive compensation being held at the 2017 Annual Meeting of Shareholders.

Compensation Objectives

Our executive compensation program is intended to accomplish the following objectives:

●	Provide a competitive compensation package that enables us to attract, motivate and retain talented executives who contribute to the success of our business;

●	Reward executives when we perform well financially, while not encouraging executives to take unnecessary risks that could threaten our long-term sustainability; and

●	Align executives’ interests with those of our shareholders.

As further discussed below, in 2015 the Compensation Committee reviewed and considered competitive pay information derived from its independent compensation consultant prior to approving the individual pay components of the named executive officers to help ensure such compensation was competitive in our marketplace for executive talent. Furthermore, as illustrated in the above graph, a significant portion of total direct compensation (base salary, cash performance bonus and equity incentive awards) of Messrs. W.M. “Rusty” Rush, Keller, McRoberts, Thor and Weaver was “at risk” compensation, delivered in the form of a cash performance bonus and annual equity incentive awards. The Compensation Committee designed the cash performance bonus and equity incentive awards with the intention that such awards would focus the named executive officers on achieving both our short- and long-term business objectives and strategies and align their interests with our shareholders, as applicable.

Compensation-Setting Process

The Compensation Committee approves all compensation decisions for the named executive officers, including base salaries, cash performance bonuses, and equity incentive awards. The Compensation Committee aims to structure executive compensation in a manner that achieves the compensation objectives described above. In approving executive compensation from year to year, the Compensation Committee reviews and considers, among other things:

●          Our financial and operating performance;

●          The roles and responsibilities of the named executive officers;

●          Evaluations of the named executive officers’ performance;

●          Competitive pay information;

●          Historical compensation levels; and

●          Recommendations by our Chief Executive Officer.

In general, the named executive officers’ compensation is impacted by individual performance as noted above. However, the assessment of the named executive officers’ individual performance by the Compensation Committee and W.M. “Rusty” Rush is a subjective assessment of accomplishment and contribution to the Company and is not based upon quantitative performance measures. The Compensation Committee believes that basing individual performance on quantitative performance measures raises the risks that individuals will take inappropriate risks to achieve such performance goals without appropriate consideration of the best interests of the Company and our shareholders. The Compensation Committee believes its approach to evaluating individual performance and contribution to the Company provides a balanced relationship between pay-for-performance and appropriate risk management, and fosters team cohesiveness.

In approving 2015 executive compensation, the Compensation Committee reviewed tally sheets for each named executive officer, which were prepared by management. The tally sheets set forth the base salary, cash performance bonus, total cash compensation, number of stock option awards, and number of RSU awards for each of our executive officers, including the named executive officers, for 2015. The Compensation Committee used the tally sheets as a reference point to ensure its members understood the individual pay levels of the named executive officers. In 2015, the Compensation Committee did not increase or decrease the named executive officers’ compensation as a result of its review of the tally sheets.

Role of Executive Officers in Compensation Decisions

In 2015, certain executive officers, including W.M. “Rusty” Rush, regularly attended Compensation Committee meetings and, upon the Compensation Committee’s request, provided compensation and other related information to the Compensation Committee. However, W.M. “Rusty” Rush was not present during the Compensation Committee’s discussions and approval of his own compensation nor did he attend executive sessions of the Compensation Committee.

In setting and approving 2015 executive compensation, W.M. “Rusty” Rush: (i) formulated recommendations on matters of compensation philosophy, objectives and design; (ii) provided an overview of our financial and operating performance; (iii) provided the results of his annual performance evaluation of Messrs. Keller, McRoberts, Thor and Weaver; and (iv) provided compensation recommendations for Messrs. Keller, McRoberts, Thor and Weaver.

W.M. “Rusty” Rush discussed with the Compensation Committee the following individual performance considerations that impacted his compensation recommendations for Messrs. Keller, McRoberts, Thor and Weaver:

●

Steven L. Keller. Mr. Keller, as our Senior Vice President, Chief Financial Officer and Treasurer, is responsible for the financial management of the Company and evaluating and managing all aspects of accounting, auditing, treasury, and tax. Over the last several years, Mr. Keller’s financial leadership has been critical to maintaining a strong balance sheet and managing our financial position. Additionally, Mr. Keller has performed an important role in our strategic and corporate development initiatives over the past several years, including multiple acquisitions in 2015.

●

Michael J. McRoberts. Mr. McRoberts, as our Senior Vice President – Dealer Operations, is responsible for providing support to parts, service and body shop operations at our dealerships, corporate procurement, Rig Tough, the Company’s private label parts brand, Momentum Fuel Technologies, the Company’s compressed natural gas fuel system, and Custom Vehicle Solutions. In 2015, Mr. McRoberts provided invaluable insight and leadership in support of the Company’s continued investment in its long-term growth strategy.

●

James E. Thor. Mr. Thor, as our Senior Vice President – Retail Sales and Marketing, is responsible for new and used truck sales at the Company’s dealerships, as well as the Company’s marketing efforts. In 2015, Mr. Thor demonstrated strong management and business development skills by expanding sales to non-energy customers, which helped offset the decline in truck sales to energy-related customers.

●

Derrek Weaver. Mr. Weaver, as our Senior Vice President, General Counsel and Corporate Secretary, is responsible for managing all aspects of the legal affairs of the Company, as well as managing the office of the corporate secretary. In addition, Mr. Weaver is also responsible for managing all aspects of the Company’s human resources department. Mr. Weaver has performed an important role in our strategic and corporate development initiatives over the past several years, including multiple acquisitions in 2015.

Based on his performance evaluations of the above named executive officers and one or more of the other factors set forth above under “Compensation-Setting Process,” W.M. “Rusty” Rush made a recommendation to the Compensation Committee regarding the base salary levels, the amount of the cash performance bonus, and the form and amount of the annual equity incentive awards granted to the Messrs. Keller, McRoberts, Thor and Weaver for 2015.

W.M. “Rusty” Rush did not use any formula in determining his compensation recommendations. The Compensation Committee has complete discretion to approve, disapprove, or alter W.M. “Rusty” Rush’s compensation recommendations.

In 2015, the Compensation Committee accepted, without modification, the recommendations of W.M. “Rusty” Rush regarding the base salary, cash performance bonus, and annual equity incentive awards of Messrs. Keller, McRoberts, Thor and Weaver. The entire Board of Directors ratified the individual pay components, as well as the total direct compensation, of these named executive officers in 2015.

W.M. “Rusty” Rush did not make any compensation recommendations regarding his compensation in 2015.

The Chief Executive Officer’s and Chairman’s Compensation

In 2015, the Compensation Committee approved W.M. “Rusty” Rush’s base salary, cash performance bonus, and equity awards based upon its subjective evaluation of his role and responsibilities within the Company, the Company’s financial and operating performance, and his personal contributions to the Company in 2015, including advancing the Company’s efforts to execute on its long–term growth strategy, as evidenced by the acquisitions completed during 2015, the substantial completion of the rollout for RushCare Rapid Parts call centers, the introduction of Momentum Fuel Technologies compressed natural gas fuel system and a new telematics offering, continuing the comprehensive integration of acquired dealerships into the Company’s operations, and continuing to coordinate efforts to expand the Company’s parts and service offerings beyond those traditionally offered by other commercial vehicle dealerships.

Role of Compensation Consultant in Compensation Decisions

Generally, the Compensation Committee engages a compensation consultant every two years to conduct an assessment of our executive compensation program. In 2014, the Compensation Committee engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”), an independent compensation consultant, to:

●	Assess the composition of our custom peer group;

●

Review the executive officers’ then individual pay components: base salary, total cash compensation (i.e., base salary plus cash performance bonus), equity incentive awards, and total direct compensation (i.e., base salary, cash performance bonus and equity incentive awards); and

●	Assess the competitiveness of the executive officers’ current pay levels.

The Compensation Committee did not engage a compensation consultant to evaluate our 2015 executive compensation, but instead relied on Pearl Meyer’s January 2015 assessment. The Compensation Committee has established procedures that are intended to maintain Pearl Meyer’s independence. These procedures include a direct reporting relationship of Pearl Meyer to the Compensation Committee. With the consent of the Chairman of the Compensation Committee, Pearl Meyer may contact our executive officers, including the named executive officers, for information necessary to fulfill its assignment and may make reports and presentations to and on behalf of the Compensation Committee that the named executive officers also receive.

Pearl Meyer was hired to serve as the Compensation Committee’s independent compensation consultant in 2014. In 2014 and 2015, Pearl Meyer did not provide any services to the Company, or receive any payments from the Company, other than in its capacity as a consultant to the Compensation Committee. The Compensation Committee has assessed whether the services provided by Pearl Meyer in 2015 raised any conflicts of interest pursuant to the SEC rules and has concluded that no such conflicts of interest existed.

Peer Analysis

As indicated above, one of the factors that the Compensation Committee generally considers in setting the named executive officers’ compensation is competitive pay information. In January 2015, Pearl Meyer derived certain competitive pay information from a custom peer group and certain survey data as further discussed below.

The January 2015 peer group was composed of the following 19 companies:

●	Advance Auto Parts Inc.	●	O’Reilly Automotive Inc.
●	Allison Transmission Holdings, Inc.	●	Oshkosh Corporation
●	Asbury Automotive Group, Inc.	●	Pep Boys, Manny, Moe & Jack
●	Briggs & Stratton Corporation	●	Sonic Automotive Inc.
●	Con-Way Inc.	●	Standard Motor Products Inc.
●	Group 1 Automotive Inc.	●	Swift Transportation Company
●	H&E Equipment Services Inc.	●	Titan Machinery, Inc.
●	Hub Group Inc.	●	United Rentals, Inc.
●	Landstar System Inc.	●	Westinghouse Air Brake Technologies Corporation
●	Lithia Motors Inc.

The above peer companies were approved by the Compensation Committee based upon an analysis of their annual revenues, market capitalization and the fact that these companies are in similar industries, are subject to similar market conditions and compete for the same executive talent, based upon data compiled by Pearl Meyer in January 2015. At the time of Pearl Meyer’s evaluation, the Compensation Committee believed that the composition of the January 2015 peer group reflected an appropriate set of comparator companies for purposes of assessing the Company’s executive compensation program.

Pearl Meyer derived the January 2015 competitive pay information from surveying three fiscal years of proxy data for each peer company and by analyzing executive compensation surveys from both propriety sources and general industry executive compensation databases.

As part of Pearl Meyer’s January 2015 assessment, it developed market norms by evaluating the base salary, target bonus and three-year average of long-term incentive awards provided to the named executive officers of the Company’s peer group. To reduce the effects of outliers, Pearl Meyer defined “market norms” to be between the 25th and 75th percentiles, with a focus on the median rather than the arithmetic average.

With respect to our 2015 executive compensation program, the Compensation Committee made the following determinations using the competitive pay information derived by Pearl Meyer:

●

Messrs. W.M. “Rusty” Rush’s and McRobert’s 2015 base salaries were above the 75th percentile, Messrs. Thor’s and Weaver’s base salaries fell between the 50th and 75th percentiles, and Mr. Keller’s 2015 base salary was below the 25th percentile of the competitive pay information derived by Pearl Meyer;

●

Messrs. W.M. “Rusty” Rush’s and McRobert’s 2015 total cash compensation (base salary and cash performance bonus) was above the 75th percentile, Mr. Thor’s 2015 total cash compensation fell between the 50th and 75th percentiles, Mr. Weaver’s 2015 total cash compensation fell between the 25th and 50th percentiles, and Mr. Keller’s 2015 total cash compensation was below the 25th percentile of the competitive pay information derived by Pearl Meyer;

●

Messrs. W.M. “Rusty” Rush’s, McRoberts’s, Thor’s and Weaver’s 2015 equity incentive awards fell between the 25th and 50th percentiles, and Mr. Keller’s 2015 equity incentive awards were below the 25th percentile of the competitive pay information derived by Pearl Meyer; and

●

Messrs. W.M. “Rusty” Rush’s and McRoberts’s 2015 total direct compensation (i.e. base salary, cash performance bonus and equity incentive awards) fell between the 50th and 75th percentiles, Messrs., Thor’s and Weaver’s 2015 total direct compensation fell between the 25th and 50th percentiles, and Mr. Keller’s 2015 total direct compensation was below the 25th percentile of the competitive pay information derived by Pearl Meyer.

Based upon the above findings, the Compensation Committee believes that the individual pay components and total direct compensation levels of Messrs. W.M. “Rusty” Rush, Keller, McRoberts, Thor and Weaver in 2015 were competitive with the pay practices of the Company’s peer group.

Notwithstanding the above, the Compensation Committee believes the competitive pay information should be used as a point of reference and not as the sole factor in setting executive compensation. Accordingly, the Compensation Committee does not target any individual pay component to fall within a specific range or percentile of the competitive pay information. The competitive pay information is only one of a number of factors used by the Compensation Committee in setting executive compensation. Consequently, each named executive officer’s individual pay components and total direct compensation may be below, at, or above the 25th percentile, 50th percentile or the 75th percentile of the competitive pay information. The Compensation Committee approves individual pay components and total direct compensation levels based upon its subjective judgment and discretion as to the overall fairness and competitiveness of the named executive officers’ compensation.

The competitive pay information derived by Pearl Meyer provided the Compensation Committee a basic framework from which to make determinations with regard to the individual pay components and total direct compensation of Messrs. W.M. “Rusty” Rush, Keller, McRoberts, Thor and Weaver, as well as to assist it in determining whether such compensation levels accomplish the objectives of the executive compensation program in 2015.

Compensation Program Components

In general, our 2015 executive compensation program was comprised of the following four primary components:

●	Base salary;

●	Cash performance bonuses;

●	Equity incentive awards; and

●	Employee benefits and other perquisites.

We do not have a specific policy, practice or formula regarding the allocation of total compensation between (i) base salary and equity incentive awards, (ii) cash performance bonus and equity incentive awards, or (iii) total cash compensation and equity incentive awards.

Each of the named executive officers is a participant in our Executive Transition Plan. For a further description of the benefits afforded to the named executive officers under the Executive Transition Plan, please refer to the “Severance and Change in Control Arrangements” section set forth below.

Base Salary

We provide the named executive officers with a base level of monthly income for the expertise, skills, knowledge, and experience they offer to our management team. The Compensation Committee believes that competitive levels of base salary are necessary for the motivation and retention of the named executive officers.

The named executive officers’ base salaries at the end of 2014 and 2015 were as follows:

Named Executive Officer	Base Salary as of December 31, 2014	Base Salary as of December 31, 2015	Percentage Change
W.M. “Rusty” Rush, Chairman, President and Chief Executive Officer	$1,287,000	$1,437,000	11.6%
Steven L. Keller, Senior Vice President, Chief Financial Officer and Treasurer	$356,400	$395,604	11.0%
Michael J. McRoberts, Senior Vice President – Dealer Operations	$386,050	$428,515	11.0%
James E. Thor, Senior Vice President – Retail Sales and Marketing	$365,972	$406,229	11.0%
Derrek Weaver Senior Vice President, General Counsel and Corporate Secretary	$356,400	$395,604	11.0%

Mr. W.M. “Rusty” Rush received an 11.6% increase in his base salary in 2015 in recognition of his individual performance factors discussed above. Messrs. Keller, McRoberts, Thor and Weaver each received an 11.0% increase in their base salary in 2015, their first base salary increase since September 2013, in recognition of their individual performance factors discussed above.

Cash Performance Bonus

Generally, each of the named executive officers is eligible to earn an annual cash performance bonus based upon: (i) our income from continuing operations before taxes during the prior year; and (ii) one or more of the following: (a) historical bonus levels, (b) competitive pay information and (c) individual performance. Performance bonuses are intended to focus management on increasing our income from continuing operations before taxes (one of our key financial objectives), as well as to provide incentives for building shareholder value. The cash performance bonuses are traditionally paid on March 15th of the year following the year in which they are earned.

In 2014 and 2015, the Compensation Committee approved the following cash performance bonuses for the named executive officers:

Named Executive Officer	2014 Cash Bonus	2015 Cash Bonus	Percentage Change
W.M. “Rusty” Rush	$1,900,000	$1,653,000	-13%
Steven L. Keller	$301,000	$265,000	-12%
Michael J. McRoberts	$343,000	$300,000	-13%
James E. Thor	$301,000	$265,000	-12%
Derrek Weaver	$301,000	$265,300	-12%

The 2015 cash performance bonuses were based, in part, upon our 2015 income from continuing operations before taxes, as reported in our Form 10-K for the year ended December 31, 2015. The Compensation Committee believes that income from continuing operations before taxes provides a direct link between an officer’s compensation and our financial performance, causing the officers’ compensation to fluctuate with our financial performance. Our income from continuing operations before taxes decreased to $107.8 million, or 17%, for the 2015 fiscal year, as compared to $130.5 million for the 2014 fiscal year.

Traditionally, cash performance bonuses are increased or decreased by a discretionary percentage that is less than the actual percentage that income from continuing operations before taxes increased or decreased from the prior fiscal year. In determining the amount of the 2015 cash performance bonuses, the Compensation Committee also considered the 2015 competitive pay information derived by Pearl Meyer for each of the named executive officers and approved bonus amounts that it subjectively determined appropriate to maintain the competitiveness of the named executive officers’ total cash compensation (i.e., base salary plus the cash performance bonus).

As a result of our income from continuing operations before taxes decreasing by 17% in 2015 (as compared to 2014), and in recognition of the fact that, despite record annual revenues and the Company’s achievement of several strategic goals that will further our long-term growth strategy, the Company was less profitable in 2015 than in 2014, the Compensation Committee subjectively decreased the amount of cash performance bonuses for each of Messrs. W.M. “Rusty” Rush and McRoberts by 13% and for each of Messrs. Keller, Thor and Weaver by 12%, in 2015.

The 2015 cash performance bonuses were not based upon specific benchmark percentiles. Instead, the amount of the bonuses was based upon the Compensation Committee’s subjective judgment and discretion as to the overall competitiveness of the named executive officers’ total cash compensation. Nevertheless, these decisions were taken, as in the past, within the framework of the Compensation Committee’s overall objective of linking the named executive officer’s performance bonus to the increase or decrease in our income from continuing operations before taxes. The following graph illustrates how the then named executive officers’ aggregate cash performance bonuses in 2011, 2012, 2013, 2014 and 2015 compared to our income from continuing operations before taxes for the respective fiscal years.

Equity Incentive Awards

The Compensation Committee annually grants equity incentive awards to key employees, including the named executive officers, to: (i) allow such employees to participate in our profitability and long-term growth; (ii) maximize retention leverage; and (iii) align such employees’ interests with those of our shareholders. Equity incentive awards are typically awarded on March 15th of each year, unless that date falls on a weekend. The Compensation Committee administers the 2007 Long-Term Incentive Plan, as amended and restated on May 20, 2014 (the “2007 Long-Term Incentive Plan”), which includes, without limitation, selecting award recipients, determining the type of awards to be granted, fixing the terms and conditions of awards, and interpreting the provisions of the 2007 Long-Term Incentive Plan.

Beginning in 2008, the Compensation Committee annually granted a combination of restricted stock awards and stock options to our key employees, including the named executive officers. However, in 2011, the Compensation Committee began granting our key employees RSU awards in lieu of restricted stock awards to provide them more flexible tax planning options, as further described below.

In 2015, the Compensation Committee subjectively allocated the total value of the equity incentive awards of Mr. W.M. “Rusty” Rush by allocating approximately 23% to stock options and approximately 77% to RSU awards, and of Messrs., Keller, McRoberts, Thor and Weaver, by allocating approximately 36% to stock options and approximately 64% to RSU awards. The Compensation Committee does not have a formal policy with respect to allocating the annual equity incentive awards between stock options and RSU awards.

Under the terms of the 2007 Long-Term Incentive Plan, the Compensation Committee may grant equity incentive awards for shares of the Company’s Class A and Class B Common Stock. Each share of Class B Common Stock is entitled to one vote per share and each share of Class A Common Stock is entitled to 1/20th of one vote per share. In the past, the Company granted equity incentive awards for Class A Common Stock in lieu of Class B Common Stock. However, beginning in 2013, the Compensation Committee granted RSU awards covering Class B Common Stock, in lieu of Class A Common Stock, in order to help ensure select members of management maintain the requisite voting control of the Company’s capital stock as required by the Company’s dealership agreements with Peterbilt Motors Company, as further discussed in our public filings with the SEC. The Compensation Committee retains discretion to continue to grant equity incentive awards for Class B Common Stock in the future.

Equity incentive awards are granted at fair market value on the date of grant. “Fair market value” is internally defined as the closing market price on the grant date of the respective class of the Company’s Common Stock as quoted on the NASDAQ® Global Select Market. All equity incentive awards that have been granted to our directors and employees, including the named executive officers, have been reflected in the Company’s consolidated financial statements in accordance with the applicable accounting guidance contained in Accounting Standards Codification 718, Stock Compensation (“ASC 718”). Generally, stock options vest in one-third increments annually beginning on the third anniversary of the grant date and have a term of ten years. RSU awards generally vest in one-third increments beginning on the first anniversary of the grant date. The vesting schedules of the equity incentive awards and term of stock options were strategically chosen to be competitive and enhance the Company’s retention efforts.

In 2014 and 2015, the Compensation Committee approved the following stock options and RSU awards to the named executive officers:

Named Executive Officer	2014 Class A Options (#)	2014 Class B RSUs(#)	Aggregate Grant Date Fair Value of 2014 Equity Awards ($)(1)	2015 Class A Options (#)	2015 Class B RSUs (#)	Aggregate Grant Date Fair Value of 2015 Equity Awards ($)(1)	Percentage Change (%)(2)
W.M. “Rusty” Rush	45,000	36,000	1,641,060	35,000	55,000	1,746,315	6.4
Steven L. Keller	12,000	9,600	437,616	13,000	10,400	402,129	-8.1
Michael J. McRoberts	12,000	9,600	437,616	13,000	10,400	402,129	-8.1
James E. Thor	12,000	9,600	437,616	13,000	10,400	402,129	-8.1
Derrek Weaver	12,000	9,600	437,616	13,000	10,400	402,129	-8.1

(1)

The amounts reflect the aggregate grant date fair value of the annual equity incentive awards granted in 2015 and 2014, as applicable, computed in accordance with ASC 718, except no assumptions for forfeitures were included. A discussion of the assumptions used in calculating the grant date fair value is set forth in Notes 2 and 11 of the Notes to Consolidated Financial Statements of our 2015 Annual Report on Form 10-K filed with the SEC on February 29, 2016.

(2)	Amounts reflect the percentage change in the aggregate grant date fair value of the equity awards in 2015, as compared to 2014.

In determining the amount of equity incentive awards to grant the named executive officers, the Compensation Committee considered the following factors:

●	The value of equity incentive awards granted in prior years; and

●	The competitive pay information derived by Pearl Meyer.

The Compensation Committee increased both the amount and the value of stock options and RSUs awarded to Mr. W.M. “Rusty” Rush as a function of keeping his total direct compensation for 2015 in line with what he received in 2014, while lowering the cash portion of his compensation. Messrs., Keller, McRoberts, Thor and Weaver were each granted the same amounts of stock options and RSUs in 2015 as they were in 2014, but the aggregate grant date fair value increased decreased by 8.1% due to the decrease in the Company’s Common Stock price.

The amount of the 2015 equity incentive awards was not based upon a formula-driven framework or specific benchmark percentiles, nor does the Compensation Committee have a specific policy, practice, or formula regarding the allocation of total direct compensation to equity awards. Instead, the amount of equity awards were based upon the Compensation Committee’s subjective judgment and discretion as to: (i) the competitiveness of the named executive officers’ equity incentive awards and total direct compensation for 2015; and (ii) appropriate levels of retention incentives.

As discussed above, we typically grant equity incentive awards to our employees, including the named executive officers, on March 15th of each year. However, we may grant equity incentive awards at other times during the year for legitimate business purposes, including, without limitation, upon employment of new hires. The Compensation Committee does not have a formal policy on timing equity awards in connection with the release of material nonpublic information to affect the value of compensation. Notwithstanding the foregoing, in the event that material nonpublic information becomes known to the Compensation Committee prior to granting equity awards, the Compensation Committee will take such information under advisement and make an assessment in its business judgment after consultation with our executives and counsel whether to delay the grant of the equity awards in order to avoid any potential impropriety.

The Board of Directors believes that executive officers should own and hold our Common Stock to further align their interests and actions with the interests of our shareholders. Therefore, the Board of Directors adopted stock ownership guidelines for our executive officers in 2009, which were amended on February 23, 2015. Pursuant to the revised guidelines, our Chief Executive Officer is expected to own and hold shares of our Common Stock equal to five (5) times the value of his base salary and our other executive officers are expected to own and hold shares of our Common Stock equal to two (2) times the value of each of their respective base salaries. Each current executive officer was given five (5) years to comply with these stock ownership guidelines from the date they were first appointed an executive officer and any new executive officers will be given five (5) years from the date they are first appointed as an executive officer to comply, while any executive officer who is promoted to Chief Executive Officer would have five (5) years from the date of such promotion to comply. Until the stock ownership guideline is achieved, each executive officer is encouraged to retain at least 75% of net shares obtained through the Company’s stock incentive plans. “Net shares” are the number of shares realized from the sale of stock options or the vesting of restricted stock and RSUs, less the number of shares the executive officer sells or has withheld to cover any exercise price and tax withholding obligations. As of December 31, 2015, each of the named executive officers was either in compliance with or on target to meet the above stock ownership guidelines.

Employee Benefits and Other Perquisites

General

The named executive officers are eligible to participate in our flexible benefits plans that are generally available to all employees. Under these plans, employees are entitled to medical, dental, vision, short-term and long-term disability, life insurance and other similar benefits. Additionally, employees are entitled to vacation, sick leave and other paid holidays. The Compensation Committee believes that the Company’s commitment to provide these benefits recognizes that the health and well-being of its employees contribute directly to a productive and successful work life that enhances results for the Company and our shareholders.

401(k) Plan

We maintain a 401(k) plan for all of our employees, including the named executive officers, as a source of retirement income. Each employee who has completed 30 days of continuous service is eligible to participate in the 401(k) plan in the following month. Employees may contribute from 1% to 50% of their total gross compensation, up to a maximum dollar amount established in accordance with Section 401(k) of the Internal Revenue Code. However, certain higher paid employees are limited to a maximum contribution of 15% of their total gross compensation. Our 401(k) matching policy currently provides that: (i) with respect to employees with less than five years of service, we contribute an amount equal to 20% of an employee’s contribution, for the first 10% of such employee’s contribution; and (ii) with respect to employees with more than five years of service, we contribute an amount equal to 40% of an employee’s contribution, for the first 10% of such employee’s contribution. This 401(k) matching policy applies to all of our employees, including the named executive officers. For further information on the named executive officers’ participation in the 401(k) plan, please refer to the 2015 Summary Compensation Table contained in this proxy statement.

Deferred Compensation Plan

Beginning with compensation earned in 2011, certain highly compensated employees, which included the named executive officers, and the directors of the Company, were eligible to participate in the Rush Enterprises, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”). Under the Deferred Compensation Plan, participants may elect to defer payment of a portion of their annual compensation. Payment of amounts deferred under the Deferred Compensation Plan is made upon the occurrence of specified payment events. For further discussion of the Deferred Compensation Plan, see the “2015 Nonqualified Deferred Compensation Table” below.

Employee Stock Purchase Plan

We have an Employee Stock Purchase Plan that allows, generally, all employees, including the named executive officers, to contribute up to 10% of their base earnings toward the semi-annual purchase of our Class A Common Stock. An employee’s purchase price is 85% of the lesser of the closing price of the Class A Common Stock on the first business day or the last business day of the semi-annual offering period, as reported by the NASDAQ ® Global Select Market. Employees may purchase shares having a fair market value of up to $25,000 (measured as of the first day of each semi-annual offering period) each calendar year.

Perquisites

The named executive officers also receive various perquisites, including one or more of the following:

●	Annual physical;

●	Automobile and gasoline allowances;

●	Reserved parking;

●	Long-term disability insurance; and

●	Rewards points earned from purchases made using Company credit cards.

The named executive officers are awarded AMEX reward points based on their use of Company credit cards for corporate procurement purposes, and the Company’s vendors are regularly paid using the named executive officers’ Company credit cards. The value of rewards points earned by a named executive officer from purchases using Company credit cards is calculated by multiplying the number of points received by such named executive officer by $.005, which is the rate that participants in American Express’s® Membership Rewards Program® may redeem points for gift cards. American Express® will redeem 20,000 points in exchange for a $100 gift card.

In addition to the perquisites above, W.M. “Rusty” Rush is: (i) provided automobile insurance under the Company’s fleet insurance policy; (ii) allowed personal use of the Company’s ranch when it is not being used for Company business; (iii) permitted to use Company-owned aircraft for personal air travel to the extent it is not otherwise being used for Company business; and (iv) provided term life insurance, the premiums of which are paid by the Company. The Company pays the premiums on W.M. “Rusty” Rush’s medical, dental and vision insurance. The Company also provides W.M. “Rusty” Rush with the use of a Company-owned automobile (in lieu of the above automobile allowance) and pays the premiums on a universal whole life insurance policy on which W.M. “Rusty” Rush is named the sole beneficiary and which covers the life of W. Marvin Rush. The purpose of this policy is to allow W.M. “Rusty” Rush to pay a portion of the estate taxes on his father’s estate in the event of his father’s death to decrease the risk of W.M. “Rusty” Rush being forced to sell shares of the Company's Common Stock to pay such estate taxes.

The Compensation Committee believes that providing W.M. “Rusty” Rush these additional benefits provide a more tangible incentive than an equivalent amount of cash compensation. Other named executive officers may also be permitted to use Company-owned aircraft for personal air travel to the extent it is not otherwise being used for Company business.

The Compensation Committee has decided to offer the above benefits in order to attract and retain the named executive officers. In determining the named executive officers’ total direct compensation, the Compensation Committee considers these benefits. For further discussion of these employee benefits and other perquisites, including the methodology for computing their costs, please refer to the 2015 Summary Compensation Table.

Indemnity Agreements

We have entered into indemnity agreements with all of our directors and certain of our executive officers. These agreements provide that we will, to the extent permitted by applicable law, indemnify the officer or director against expenses and liabilities incurred in connection with their service to us. Additionally, the indemnity agreements require that we maintain director and officer liability insurance.

Tax Treatment

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation the Company may deduct for federal income tax purposes in any one year with respect to certain of our senior executives. However, compensation that is performance-based is excluded from this $1,000,000 limitation and is deductible by us.

In formulating the executive compensation program, the Compensation Committee gives consideration to the anticipated tax treatment to the Company and to the named executive officers of various payments and benefits. However, the Compensation Committee also considers other factors that, depending upon the circumstances, may outweigh tax considerations. Accordingly, the Compensation Committee may approve and authorize compensation that is not tax deductible under Section 162(m) of the Internal Revenue Code.

Executive Compensation

2015 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)		Total ($)(6)
W.M. "Rusty" Rush,	2015	1,337,000	1,653,000	1,351,900	394,415	−	206,041	(7)	4,942,356
President and Chief	2014	1,255,836	1,900,000	927,360	713,700	−	303,283	(8)	5,100,179	(9)
Executive Officer	2013	1,100,016	1,300,000	652,500	475,699	−	199,785		3,938,653
Steven L. Keller,	2015	369,468	265,000	255,632	146,497	−	30,913	(10)	1,067,510
Senior Vice President, Chief	2014	356,400	301,000	247,296	190,320	−	30,605		1,125,621
Financial Officer and Treasurer	2013	334,800	250,000	174,000	126,853	−	30,957		916,610
Michael J. McRoberts,	2015	400,205	300,000	255,632	146,497	−	20,998	(11)	1,123,332
Senior Vice President – Dealer	2014	386,050	343,000	247,296	190,320	−	34,440		1,201,106
Operations	2013	357,850	495,000	391,500	126,853	−	17,026		1,388,229
James E. Thor,	2015	379,391	265,000	255,632	146,497	−	22,869	(12)	1,069,390
Senior Vice President – Retail	2014	−	−	−	−	−	−		−
Sales and Marketing	2013	−	−	−	−	−	−		−
Derrek Weaver,	2015	369,468	265,300	255,632	146,497	−	25,752	(13)	1,062,649
Senior Vice President, General	2014	−	−	−	−	−	−		−
Counsel and Corporate Secretary	2013	−	−	−	−	−	−		−

(1)

For Messrs. W.M. “Rusty” Rush, Keller and McRoberts: (a) the 2015 amounts reflect the cash performance bonuses paid in 2016, which were based upon 2015 performance; (b) the 2014 amounts reflect the cash performance bonuses paid in 2015, which were based upon 2014 performance; and (c) the 2013 amounts reflect the cash performance bonuses paid in 2014, which were based upon 2013 performance. For Messrs. Thor and Weaver, the 2015 amount reflects the cash performance bonuses paid in 2016, which were based upon 2015 performance.

(2)

For 2015, the amounts reflect the aggregate grant date fair value of the Class B RSU awards granted in 2015, computed in accordance with ASC 718, except no assumptions for forfeitures were included. For 2014, these amounts reflect the aggregate grant date fair value of the Class B RSU awards granted in 2014, computed in accordance with ASC 718, except no assumptions for forfeitures were included. For 2013, these amounts reflect the aggregate grant date fair value of the Class A RSU awards granted in 2013, computed in accordance with ASC 718, except no assumptions for forfeitures were included. The assumptions used in the valuation of the Class A and Class B RSU awards are discussed in Notes 2 and 11 of the Notes to Consolidated Financial Statements of our 2015 Annual Report on Form 10-K, filed with the SEC on February 29, 2016. The grant date fair value of the Class A and Class B RSU awards is based on the closing market price of the Class A Common Stock on the grant date as quoted on the NASDAQ® Global Select Market. All Class A and Class B RSU awards were granted under the 2007 Long-Term Incentive Plan.

(3)

These amounts reflect the aggregate grant date fair value of the Class A stock options granted in the respective year, computed in accordance with ASC 718, except no assumptions for forfeitures were included. The assumptions used in the valuation of the Class A stock options are discussed in Notes 2 and 11 of the Notes to Consolidated Financial Statements of our 2015 Annual Report on Form 10-K, filed with the SEC on February 29, 2016. All stock options were granted under the 2007 Long-Term Incentive Plan.

(4)	There were no above-market or preferential earnings on deferred compensation under the Company's Deferred Compensation Plan.

(5)

The value of perquisites and other personal benefits reported in a named executive officer’s Form W-2 may not necessarily reflect the value reported in this column, due to applicable Internal Revenue Service guidelines.

The incremental cost of personal use of Company-owned aircraft by a named executive officer is calculated based upon the Company’s direct operating cost. This methodology calculates the incremental costs based on the average weighted cost of fuel, aircraft maintenance, landing fees, trip-related hangar and parking costs, and similar variable costs. Because the aircraft is used primarily for business travel, the methodology excludes fixed costs that do not change based on usage, such as pilots’ and other employees’ salaries, purchase cost of the aircraft and non-trip related hangar expenses. On certain occasions, an executive’s spouse or other family members may accompany the executive on a flight. No additional direct operating cost is incurred in such situations under the foregoing methodology.

The incremental cost of personal use of the Company’s ranch by a named executive officer is calculated based upon an estimated nightly room and board charge of $60.00 per person for the named executive officer and his guests, if any, and the costs assigned to any game killed by the named executive officer or his guests.

The named executive officers are awarded AMEX reward points based on their use of Company credit cards for corporate procurement purposes, and the Company’s vendors are regularly paid using the named executive officers’ Company credit cards. The value of rewards points earned by a named executive officer from purchases using Company credit cards is calculated by multiplying the number of points received by such named executive officer by $.005, which is the rate that participants in American Express’s® Membership Rewards Program® may redeem points for gift cards. American Express® will redeem 20,000 points in exchange for a $100 gift card.

The value of all other perquisites is based upon the Company’s actual costs. The Company did not reimburse its named executive officers for income taxes imputed to them for receipt of the above perquisites and other benefits.

(6)

In order to correct certain errors contained in the 2012, 2013, and 2014 Summary Compensation Tables included in the Company’s proxy statements filed with the SEC on April 4, 2013, April 4, 2014, and April 3, 2015, respectively, the Company notes that it inadvertently: (i) did not identify in a footnote that W.M. “Rusty” Rush’s “all other compensation” for 2012, 2013 and 2014 included rewards points earned from purchases using Company credit cards (although the value of such rewards points were included in his “all other compensation” and “total” compensation amounts for 2012, 2013, and 2014); (ii) did not quantify in a footnote that the value of W.M. “Rusty” Rush’s 2013 reward points was $34,163 (although, as noted above, this amount was included in his “all other compensation” and “total” compensation amounts for 2013); (iii) did not quantify in a footnote that the incremental cost of W.M. “Rusty” Rush’s 2013 and 2014 personal use of the Company-owned aircraft was $34,381 and $140,787, respectively, (although such personal use of the Company-owned aircraft was identified as a component of his “all other compensation” for 2013 and 2014, and the $34,381 was included in his “all other compensation” and “total” compensation amounts for 2013); and (iv) understated W.M. “Rusty” Rush’s 2014 “all other compensation” and “total” compensation amounts as a result of erroneously calculating the incremental cost of his personal use of the Company-owned aircraft as $15,271, instead of $140,787, for a difference of $125,516. The 2014 “all other compensation” and “total” compensation amounts for W.M. “Rusty” Rush have been corrected in the above 2015 Summary Compensation Table.

(7)

This amount reflects: (a) the cost of term life insurance premiums paid by the Company on behalf of W.M. “Rusty” Rush totaling $10,320; (b) the cost of long-term disability insurance premiums paid by the Company on behalf of W.M. “Rusty” Rush; (c) the cost of medical, dental and vision insurance premiums paid by the Company on behalf of W.M. “Rusty” Rush; (d) the incremental cost of personal use of a Company-owned automobile totaling $21,235; (e) a gas allowance; (f) automobile insurance; (g) the incremental cost of personal use of the Company’s ranch totaling $42,300; (h) the cost of universal whole life insurance premiums paid by the Company on behalf of W.M. “Rusty” Rush totaling $51,774; (i) the incremental cost of personal use of the Company-owned aircraft totaling $39,499; (j) rewards points earned from purchases using Company credit cards totaling $15,909; (k) the cost of an annual physical; (l) a cell phone allowance; and (m) matching contributions to the Company’s 401(k) plan totaling $7,200. The universal whole life insurance policy is on the life of W. Marvin Rush, and W.M. “Rusty” Rush is the sole beneficiary. Additionally, W.M. “Rusty” Rush received reserved parking at the Company’s offices for which the Company did not incur any incremental cost and, therefore, no value is attributed for this perquisite in the table.

The incremental cost of personal use of a Company-owned automobile is equal to the depreciation amount recognized by the Company for the vehicle used by W.M. “Rusty” Rush in 2015.

(8)	The 2014 “all other compensation” amount for W.M. “Rusty” Rush has been revised to correct a calculation error in last year’s proxy statement as further described in footnote 6.

(9)	The 2014 “total” compensation amount for W.M. “Rusty” Rush has been revised to correct a calculation error in last year’s proxy statement as further described in footnote 6.

(10)

This amount reflects: (a) the cost of long-term disability insurance premiums paid by the Company on behalf of Mr. Keller; (b) an automobile allowance; (c) a gas allowance; (d) rewards points earned from purchases using Company credit cards totaling $11,459; (e) a cell phone allowance; and (f) matching contributions to the Company’s 401(k) plan totaling $7,200. Mr. Keller also received reserved parking at the Company’s offices for which the Company did not incur any incremental cost and, therefore, no value is attributed for this perquisite in the table.

(11)

This amount reflects: (a) the cost of long-term disability insurance premiums paid by the Company on behalf of Mr. McRoberts; (b) an automobile allowance; (c) a gas allowance; (d) rewards points earned from purchases using Company credit cards; (e) a cell phone allowance; and (f) matching contributions to the Company’s 401(k) plan totaling $4,601. Mr. McRoberts also received reserved parking at the Company’s offices for which the Company did not incur any incremental cost and, therefore, no value is attributed for this perquisite in the table.

(12)

This amount reflects: (a) the cost of long-term disability insurance premiums paid by the Company on behalf of Mr. Thor; (b) rewards points earned from purchases using Company credit cards; (c) an automobile allowance; (d) a gas allowance; (e) the cost of an annual physical; (f) a cell phone allowance; and (g) matching contributions to the Company’s 401(k) plan totaling $8,205. Mr. Thor also received reserved parking at the Company’s offices for which the Company did not incur any incremental cost and, therefore, no value is attributed for this perquisite in the table.

(13)

This amount reflects: (a) the cost of long-term disability insurance premiums paid by the Company on behalf of Mr. Weaver; (b) an automobile allowance; (c) a gas allowance; (d) rewards points earned from purchases using Company credit cards; (e) the cost of an annual physical; (f) a cell phone allowance; and (g) matching contributions to the Company’s 401(k) plan totaling $7,200. Mr. Weaver also received reserved parking at the Company’s offices for which the Company did not incur any incremental cost and, therefore, no value is attributed for this perquisite in the table.

2015 Grants of Plan-Based Awards Table

Name	Grant Date(1)	Date of Compensation Committee Action(1)	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number Of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
W.M. “Rusty” Rush	3/13/15	3/9/15	55,000			1,351,900
	3/13/15	3/9/15		35,000	27.10	394,415
Steven L. Keller	3/13/15	3/9/15	10,400			255,632
	3/13/15	3/9/15		13,000	27.10	146,497
Michael J. McRoberts	3/13/15	3/9/15	10,400			255,632
	3/13/15	3/9/15		13,000	27.10	146,497
James E. Thor	3/13/15	3/9/15	10,400			255,632
	3/13/15	3/9/15		13,000	27.10	146,497
Derrek Weaver	3/13/15	3/9/15	10,400			255,632
	3/13/15	3/9/15		13,000	27.10	146,497

(1)

The “Grant Date” is the effective date of the respective equity awards and the “Date of Compensation Committee Action” is the date that the Compensation Committee approved the effective grant date and number of securities underlying the equity awards reported in the table.

(2)

The amounts reflect the annual Class B RSU awards and Class A stock options, as applicable, that were granted to the named executive officers under the 2007 Long-Term Incentive Plan in 2015. The stock options vest in one-third increments annually, beginning on the third anniversary of the grant date and have a term of ten years. The RSU awards vest in one-third increments beginning on the first anniversary of the grant date.

(3)	The exercise price of each Class A stock option is equal to the closing market price on the grant date of the Company’s Class A Common Stock as quoted on the NASDAQ® Global Select Market.

(4)

The amounts reflect the aggregate grant date fair value of the Class B RSU awards and Class A stock options, as applicable, that were granted in 2015, computed in accordance with ASC 718 (except no assumptions for forfeitures were included). The assumptions used in the valuation of the Class B RSU awards and Class A stock options are discussed in Notes 2 and 11 of the Notes to Consolidated Financial Statements of our 2015 Annual Report on Form 10-K, filed with the SEC on February 29, 2016. The grant date fair value of the Class B RSU awards is based on the closing market price of the Class A Common Stock on the grant date as quoted on the NASDAQ® Global Select Market.

2015 Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards(1)							Stock Awards
		Number of Securities Underlying Unexercised Options(#)		Number of Securities Underlying Unexercised Options(#)				Number of Units of Stock That Have Not Vested (#)(3)	Market Value of Units of Stock That Have Not Vested ($)(4)
		Exercisable		Unexercisable
Name	Grant Date(2)	Class A Stock Options	Class B Stock Options	Class A Stock Options	Class B Stock Options	Option Exercise Price($)	Option Expiration Date
W.M. “Rusty” Rush	3/15/2006	45,000				12.91	3/15/2016
	3/15/2007	75,000				12.77	3/15/2017
	3/14/2008	50,000				15.52	3/15/2018
	3/13/2009	75,000				7.67	3/15/2019
	3/15/2010	75,000				12.50	3/15/2020
	3/15/2011	50,003		24,997		18.74	3/15/2021
	3/15/2012	25,005		49,995		23.48	3/15/2022
	3/15/2013			37,500		25.70	3/15/2023
	3/15/2013							10,000	218,900
	3/15/2014			45,000		30.27	3/15/2024
	3/15/2014							24,000	525,360
	3/13/2015			35,000		27.10	3/13/2025
	3/13/2015							55,000	1,203,950
Steven L. Keller	3/15/2006	3,750				12.91	3/15/2016
	3/15/2007	4,125				12.77	3/15/2017
	3/14/2008	5,100				15.52	3/15/2018
	3/13/2009	12,000				7.67	3/15/2019
	3/15/2010	18,000				12.50	3/15/2020
	3/15/2011	13,334		6,666		18.74	3/15/2021
	3/15/2012	6,668		13,332		23.48	3/15/2022
	3/15/2013			10,000		25.70	3/15/2023
	3/15/2013							2,667	58,381
	3/15/2014			12,000		30.27	3/15/2024
	3/15/2014							6,400	140,096
	3/13/2015			13,000		27.10	3/13/2025
	3/13/2015							10,400	227,656
Michael J. McRoberts	3/15/2012	3,334		6,666		23.48	3/15/2022
	3/15/2013			10,000		25.70	3/15/2023
	3/15/2013							6,000	131,340
	3/15/2014			12,000		30.27	3/15/2024
	3/15/2014							6,400	140,096
	3/13/2015			13,000		27.10	3/13/2025
	3/13/2015							10,400	227,656
James E. Thor	3/15/2007	9,900				12.77	3/15/2017
	3/14/2008	12,100				15.52	3/15/2018
	3/13/2009	18,150				7.67	3/15/2019
	3/15/2010	18,150				12.50	3/15/2020
	3/15/2011	12,101		6,049		18.74	3/15/2021
	3/15/2012	6,051		12,009		23.48	3/15/2022
	3/15/2013			9,075		25.70	3/15/2023
	3/15/2013							2,420	52,974
	3/15/2014			12,000		30.27	3/15/2024
	3/15/2014							6,400	140,096
	3/13/2015			13,000		27.10	3/13/2025
	3/13/2015							10,400	227,656

Derrek Weaver	3/15/2010		5,999	12.50	3/15/2020
	3/15/2011	6,666	6,666	18.74	3/15/2021
	3/15/2012	6,668	13,332	23.48	3/15/2022
	3/15/2013		10,000	25.70	3/15/2023
	3/15/2013					2,667	58,381
	3/15/2014		12,000	30.27	3/15/2024
	3/15/2014					6,400	140,096
	3/13/2015		13,000	27.10	3/13/2025
	3/13/2015					10,400	227,656

(1)	To the extent applicable, all stock options and exercise prices reported in the table have been adjusted for the 3-for-2 stock split effected on October 10, 2007.

(2)

For better understanding of the table, an additional column showing the grant date of the equity awards has been included. All stock options vest in one-third increments annually, beginning on the third anniversary of the grant date and have a term of ten years. All RSU awards and restricted stocks awards vest in one-third increments beginning on the first anniversary of the grant date.

(3)	All amounts reflect RSU awards of the Company’s Class B Common Stock.

(4)

The market value of the RSU awards is determined using the closing market price of $21.90 per share as quoted on the NASDAQ® Global Select Market for our Class B Common Stock on December 31, 2015. The amounts reflected are not necessarily indicative of the amounts that may be realized by our named executive officers.

2015 Option Exercises and Stock Vested Table

The following table sets forth information regarding the number and value of stock options exercised and RSU awards that vested during 2015 for our named executive officers.

	Option Awards				Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise(1) ($)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
	Class A Common Stock	Class B Common Stock	Class A Common Stock	Class B Common Stock
W.M. “Rusty” Rush(3)	45,000	—	747,585	—	27,000	676,260
Steven L. Keller(4)	3,750	—	62,299	—	7,199	180,311
Michael J. McRoberts	—	—	—	—	9,867	244,212
James E. Thor(5)	—	—	—	—	6,830	170,931
Derrek Weaver(6)	—	—	—	—	7,199	180,311

(1)

The value realized on the exercise of stock options is equal to the number of shares acquired multiplied by the difference between the exercise price and the market price of our respective class of Common Stock. The market price is equal to the sale price of our Class A Common Stock and Class B Common Stock, as applicable, on the date of exercise.

(2)

The value realized on the vesting of the Class A RSU awards and the Class B RSU awards is equal to the number of shares of stock covered by the applicable award that vested multiplied by the closing sale price of our Class A Common Stock or Class B Common Stock, as applicable, as quoted on the NASDAQ® Global Select Market on the applicable vesting date.

(3)

W.M. “Rusty” Rush elected to defer his RSU awards granted in 2012 and 2013 under the Deferred Compensation Plan. During 2015, 15,000 of the deferred RSU awards vested at a value of $381,300 which has been included in the number of shares acquired on vesting and the value realized on vesting.

(4)

Steven L. Keller elected to defer his RSU awards granted in 2012 and 2013 under the Deferred Compensation Plan. During 2015, 3,999 of the deferred RSU awards vested at a value of $101,655 which has been included in the number of shares acquired on vesting and the value realized on vesting.

(5)	James E. Thor elected to defer all of his RSU awards granted in 2012, 2013 and 2014 under the Deferred Compensation Plan.

(6)	Derrek Weaver elected to defer all of his RSU awards granted in 2012, 2013 and 2014 under the Deferred Compensation Plan.

2015 Nonqualified Deferred Compensation

The following table sets forth information regarding nonqualified deferred compensation at December 31, 2015.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(3)
W.M. “Rusty” Rush	431,000	—	(375,533)	—	1,272,303
Steven L. Keller	147,348	—	(101,158)	—	475,634
Michael J. McRoberts	—	—	—	—	—
James E. Thor	1,700	—	(99,151)	—	368,970
Derrek Weaver	344,791	—	(122,234)	—	714,078

(1)

The amounts reflected in this column reflect the value of the amounts deferred in 2015 and the value of the RSUs that vested in 2015 on the date of vesting. The following amounts of executive contributions have been reported in the current year Summary Compensation Table.

Named Executive Officer

W.M. “Rusty” Rush	$50,000
Steven L. Keller	$45,694
Michael J. McRoberts	—
James E. Thor	$1,700
Derrek Weaver	$164,480

(2)

The amounts reflected in this column represent the net amounts credited to the Deferred Compensation Plan accounts of the respective named executive officer as a result of the performance of the investment vehicles in which their accounts were deemed invested, as more fully described in the narrative disclosure below. These amounts do not represent above-market earnings, and thus are not reported in the 2015 Summary Compensation Table.

(3)

The amounts reflected in this column include the value of vested RSUs on December 31, 2015. The following amounts of the aggregated balance were previously reported in the Summary Compensation Table covering fiscal years 2013 and 2014 for the current named executive officers who were also named executive officers in those fiscal years.

Named Executive Officer

W.M. “Rusty” Rush	$50,000
Steven L. Keller	$83,441
Michael J. McRoberts	$—

Certain highly compensated employees, which include the named executive officers and the directors of the Company, are eligible to participate in the Deferred Compensation Plan. Under the Deferred Compensation Plan, participants may elect to defer payment of a portion of their annual compensation (including, as applicable, salary, cash bonuses, RSUs granted by the Company under the Company’s 2007 Long-Term Incentive Plan, dividend equivalents paid on any RSUs granted under the 2007 Long-Term Incentive Plan, and director fees), subject to any satisfaction of other withholding requirements and any limitations set by the Company. All salary and cash bonuses deferred under the Deferred Compensation Plan by a participant are fully and immediately vested.

The Deferred Compensation Plan is designed to allow participants an opportunity to defer income they are not able to defer under the Company’s 401(k) plan because of certain limitations under the Internal Revenue Code that apply to 401(k) plans. Although it never has, the Company can make employer contributions to the accounts of Deferred Compensation Plan participants similar to the contributions it makes under the Company’s 401(k) plan, such as matching and profit sharing contributions. Any matching contributions would be immediately vested. Other types of Company contributions generally vest evenly over five years of service (vesting is accelerated upon death, disability, or retirement). All of the listed officers, except for Mr. McRoberts, would be fully vested in Company contributions under the Deferred Compensation Plan because they each have over five years of service.

The Company does not provide a guaranteed rate of return on amounts deferred under the Deferred Compensation Plan. The amount of earnings credited to a participant’s account depends on the investment elections selected by the participant and any dividends applied to RSUs. The Deferred Compensation Plan offers on a notional basis similar investment choices as the Company’s 401(k) plan. Participants can make changes to their investment elections at any time, subject to any limitations set by the plan’s administrator. Dividends on RSUs are based on dividends paid with respect to the Company’s Common Stock, if any.

Participants receive distributions in either lump sums or installments upon death, disability, separation from service, or at a preselected date, all subject to the election and distribution provisions of the Deferred Compensation Plan. Participants may receive a distribution at an earlier date under specific circumstances, such as the occurrence of an unforeseeable emergency. Each participant is an unsecured creditor of the Company with respect to payment of the participant’s accounts under the Deferred Compensation Plan. Subject to certain limitations, the Company reserves the right to amend or terminate the Deferred Compensation Plan.

Severance and Change in Control Arrangements

Executive Transition Plan

On July 23, 2008, the Board of Directors of the Company, acting on the recommendation of the Company’s Compensation Committee, adopted the Rush Enterprises, Inc. Executive Transition Plan (the “Transition Plan”).  In general, the Transition Plan is designed to provide certain protections to key employees, including the named executive officers, in the event their employment is involuntarily terminated, including in connection with a “Change in Control” (as defined below) of the Company. The protections provided by the Transition Plan are intended to (a) alleviate personal uncertainties that arise in connection with certain business exigencies, including a Change in Control of the Company, thereby allowing key employees to focus their attention and energy on the Company’s business without distractions, which assists in the Company maximizing shareholder value, (b) provide greater retention rates among key employees, and (c) assist the Company in recruiting qualified personnel to fill key positions within the Company in the future.

The Transition Plan replaced the named executive officers’ existing employment agreements with the Company.   As a condition to the named executive officers participating in the Transition Plan, each named executive officer agreed to terminate any existing employment agreement with the Company. The Transition Plan was intended to provide benefits that were substantially similar to the named executive officers’ prior employment agreements, including change in control and severance arrangements. Another objective of the Transition Plan was to standardize the change in control and severance benefits provided to the executive officers and other key employees of the Company. The Compensation Committee considered the reasonableness of the change in control and severance arrangements prior to the implementation of the Transition Plan and deemed such terms reasonable to achieve the underlying purposes of the Transition Plan, including retaining and attracting qualified executives and other key employees.

In addition to the Company’s named executive officers, other executive officers and key employees participate in the Transition Plan. Participants in the Transition Plan are designated by the Compensation Committee, in its sole discretion, as Level 1, Level 2, Level 3 or Level 4. The Compensation Committee determined the appropriate benefits levels of the named executive officers based on a variety of factors, including the officer’s position with the Company, number of years of employment with the Company and level of responsibility within the Company. The named executive officers were selected to participate in the Transition Plan at the following levels:

Level
W.M. “Rusty” Rush	1
Steven L. Keller	2
Michael J. McRoberts	2
James E. Thor	2
Derrek Weaver	2

Participants, including the named executive officers, are entitled to severance benefits under the Transition Plan in the following two scenarios:

●	Involuntary Termination (as defined below) in conjunction with a Change in Control (as defined below) of the Company; and

●	Involuntary Termination absent a Change in Control of the Company.

Generally, the primary severance benefits payable to the named executive officers under the Transition Plan, based upon whether they are a Level 1 or Level 2 participant, are as follows:

	Level 1 participant		Level 2 participant
Severance Benefits (1)	Involuntary Termination (in conjunction with a Change in Control)	Involuntary Termination (absent a Change in Control)	Involuntary Termination (in conjunction with a Change in Control)	Involuntary Termination (absent a Change in Control)
Cash payments (2)	4 times base salary	4 times base salary	2 times base salary, plus 2 times highest annual cash bonus received in any of the previous 5 years	1 times base salary, plus ½ times annual cash bonus received in prior year
Acceleration of equity awards	Yes	No	Yes	No
Continuation of life and health insurance (3)	48 months or, if earlier, until eligible for such coverage with a successor employer	48 months or, if earlier, until eligible for such coverage with a successor employer	24 months or, if earlier, until eligible for such coverage with a successor employer	12 months or, if earlier, until eligible for such coverage with a successor employer
Entitled to tax gross-up payments(4)	Yes	Yes	Yes	Yes

(1)

All severance payments under the Transition Plan are subject to the participant’s continuing compliance with noncompetition, nonsolicitation and confidentiality covenants following his or her termination.  The term of the noncompetition and nonsolicitation covenant is 48 months for a Level 1 participant and up to 24 months for a Level 2 participant following termination, and the term of the confidentiality covenant is forever.  Upon breach of one or more of these covenants, the participant (a) is not entitled to any further severance benefits and (b) must reimburse the Company for any severance benefits he or she previously received, or the value thereof.

(2)

All cash payments due to a Level 1 participant are required to be paid in a single lump sum amount as soon as administratively practicable after the Level 1 participant’s Involuntary Termination, but in all cases, no later than two and one half months following the fiscal year in which the Level 1 participant is involuntarily terminated. Generally, all cash payments due to a Level 2 participant are required to be paid in equal monthly installments over a one-year period beginning with the first month following the month in which the Level 2 participant was involuntarily terminated.

(3)

If the continuation of health care coverage is not permitted by the Company’s group health plan or under applicable law, the Company will provide COBRA continuation coverage to such terminated participant and/or any spouse or dependents, at the Company’s sole expense, if and to the extent any of such persons elect and are entitled to receive COBRA continuation coverage.

(4)

If any payment or benefit (collectively, “Severance”) received or to be received by a named executive officer from the Company pursuant to the terms of the Transition Plan would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the Company shall pay the named executive officer an additional amount (the “Gross-Up Payment”) so that the net amount the named executive officer retains, after deduction of the excise tax on the Severance and any federal, state, and local income tax and the excise tax upon the Gross-Up Payment, and any interest, penalties, or additions to tax payable by a named executive officer with respect thereto, shall be equal to the total present value (using the applicable federal rate in such calculation) of the Severance at the time such Severance is to be paid. At its March 3, 2011, meeting, the Compensation Committee adopted a policy prohibiting the Company from entering into any future change in control arrangements with executive officers that provide for excise tax gross-up payments, unless such arrangement is approved by shareholders. Pursuant to the policy, any participant who entered the Transition Plan after March 3, 2011, is not entitled to any excise tax gross-up payments. Consequently, Michael J. McRoberts is not entitled to any excise tax gross-up payments.

The Compensation Committee may terminate a participant’s participation in the Transition Plan upon 60 days prior written notice to the participant; provided that no participant’s participation in the Transition Plan may be terminated within two years after a Change in Control (as defined below) of the Company without the participant’s prior written consent.

These arrangements also provide for a tax gross-up payment in the event that any participant is subject to the excise tax imposed on certain excess parachute payments pursuant to Section 4999 of the Internal Revenue Code. The Compensation Committee included the tax gross-up provisions in the Transition Plan because many participants in the Transition Plan had existing employment agreements that included such provisions, and the Compensation Committee required each participant’s employment agreement to be terminated in order to participate in the Transition Plan. At its March 3, 2011, meeting, the Compensation Committee adopted a policy prohibiting the Company from entering into any future change in control arrangements with executive officers that provide for excise tax gross-up payments, unless such arrangement is approved by shareholders. Pursuant to the policy, any participant who entered the Transition Plan after March 3, 2011, is not entitled to any excise tax gross-up payments. Consequently, Michael J. McRoberts is not entitled to any excise tax gross-up payments.

The change in control and severance payments and benefits due to the named executive officers under the Transition Plan were set in the Compensation Committee’s subjective judgment and discretion at levels substantially similar to what the named executive officers were entitled to receive in their previously existing employment agreements and not upon a formula-driven framework. The Compensation Committee evaluates the change in control and severance arrangements separately from the named executive officers’ individual pay components and total direct compensation. Consequently, the Compensation Committee did not consider the payout and benefit terms of the Transition Plan in approving the named executive officers’ individual pay components and total direct compensation levels in 2015.

Key definitions used in the Transition Plan include the following:

●     “Involuntary Termination” means termination of a participant’s employment with the Company: (a) by the Company for any reason other than Cause (as defined below), death, or Disability (as defined below); or (b) by the participant for Good Reason (as defined below).

●     “Cause” means: (a) a conviction or plea of guilty or nolo contendere to a felony or other crime involving moral turpitude; (b) a commission of fraud or a material act or omission involving dishonesty with respect to the Company, as reasonably determined by the Company’s Board of Directors; (c) willful failure or refusal to carry out the material responsibilities of the participant’s employment, as reasonably determined by the Company’s Board of Directors; or (d) gross negligence, willful misconduct, or engaging in a pattern of behavior that has had or is reasonably likely to have a significant adverse effect on the Company, as reasonably determined by the Company’s Board of Directors.

●     “Disability” means the inability of a participant to perform the material duties of his or her employment by reason of a medically determinable physical or mental impairment that can be expected to result in death or that has lasted or is expected to last for a continuous period of at least 12 months, as determined by a duly licensed physician selected by the Compensation Committee.

●     “Good Reason” means: (a) a diminution in the participant’s position, duties, responsibilities or authority or the assignment to the participant of duties or responsibilities that are materially inconsistent with his or her status or position; (b) a reduction in the participant’s annual base salary; (c) following a Change in Control (as defined below), a reduction in the participant’s target incentive award opportunities; (d) following a Change in Control, the relocation of the participant’s principal place of employment by more than 50 miles from the current location; (e) in connection with a Change in Control, a successor or acquiring company failing to assume the obligations of the Transition Plan; or (f) with respect to a Level 1 or Level 2 participant, following a Change in Control a Level 1 or Level 2 participant disagrees with the philosophy or policies of the successor or acquiring company. The Company has 30 days to cure any act or omission that the participant deems to constitute Good Reason.

●     “Change in Control” means the occurrence of any of the following: (a) any person (other than W. Marvin Rush, W.M. “Rusty” Rush and certain other exempted persons) becomes the beneficial owner of Company securities representing 40% or more of the combined voting power of the Company’s then outstanding voting securities; (b) Incumbent Directors (as defined below) cease for any reason to constitute a majority of the directors then serving; (c) the consummation of a merger or consolidation of the Company with any other entity where the Company is not the surviving entity as a result of such merger or consolidation; (d) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or (e) any other transaction or event occurs that is resolved by the Company’s Board of Directors to be a “Change in Control” for purposes of the Transition Plan.

●     “Incumbent Director” means (a) any member of the Company’s Board of Directors on March 31, 2008, or (b) any individual appointed or elected to the Company’s Board of Directors after March 31, 2008, if their appointment or election is approved by at least two-thirds of the incumbent directors in office at the time of such approval or recommendation.

Long-Term Incentive Plans

Under the terms of the Company’s 2007 Long-Term Incentive Plan, the Company’s 1996 Long-Term Incentive Plan and the related forms of stock option agreements, restricted stock award agreements, and RSU award agreements, as applicable (collectively, “Incentive Plans”), unvested equity awards are subject to a modified vesting schedule upon the “Retirement” (as defined below), death or disability of a participant, including each named executive officer. Upon Retirement, a named executive officer’s unvested stock options, restricted stock awards and RSU awards will continue to vest pursuant to their respective vesting schedule for so long as such officer does not become an employee of a competitor of the Company. Upon death or disability, a named executive officer’s unvested stock options, restricted stock awards and RSU awards will immediately vest.

“Retirement” means an employee terminating his or her relationship with the Company following at least 10 years of service and after reaching the age of 60.

The table below quantifies the potential payments to the named executive officers upon termination of their employment, including termination following a Change in Control of the Company, pursuant to the terms of the Transition Plan and the Incentive Plans.

2015 Potential Payments Upon Termination(1)

Name	Benefit	Involuntary Termination absent a Change in Control ($)		Involuntary Termination upon a Change in Control ($)		Death/ Disability ($)		Retirement ($)
W.M. “Rusty” Rush	Cash payments	5,748,000	(3)	5,748,000	(3)	—		—
	Acceleration of equity awards	—		2,027,841	(4)	2,027,841	(4)	—
	Continuation of life and health insurance	299,076	(5)	299,076	(5)	—		—
	280G Gross-Up (2)	—		—		—		—
Total		6,047,076		8,074,917		2,027,841		—

Steven L. Keller	Cash payments	528,104	(6)	1,393,208	(7)	—		—
	Acceleration of equity awards	—		447,325	(4)	447,325	(4)	—
	Continuation of life and health insurance	18,545	(8)	37,090	(9)	—		—
	280G Gross-Up (2)	—		—		—		—
Total		546,649		1,877,623		447,325		—

Michael J. McRoberts	Cash payments	578,515	(6)	1,543,030	(7)	—		—
	Acceleration of equity awards	—		499,320	(4)	499,320	(4)	—
	Continuation of life and health insurance	5,274	(8)	10,548	(9)	—		—
	280G Gross-Up (2)	—		—		—		—
Total		583,789		2,052,898		499,320		—

James E. Thor	Cash payments	538,729	(6)	1,414,458	(7)	—		—
	Acceleration of equity awards	—		439,972	(4)	439,972	(4)	—
	Continuation of life and health insurance	19,653	(8)	39,306	(9)	—		—
	280G Gross-Up (2)	—		—		—		—
Total		558,382		1,893,736		439,972		—

Derrek Weaver	Cash payments	528,104	(6)	1,393,208	(7)	—		—
	Acceleration of equity awards	—		447,325	(4)	447,325	(4)	—
	Continuation of life and health insurance	18,380	(8)	36,760	(9)	—		—
	280G Gross-Up (2)	—		—		—		—
Total		546,484		1,877,293		447,325		—

(1)

Amounts reflected in the table were calculated assuming a December 31, 2015, termination date, which was the last business day of the 2015 fiscal year. Each of the named executive officers listed in the above table is entitled to receive amounts earned during the term of his employment regardless of the manner in which he is terminated, including termination for Cause. These amounts include base salary, unused vacation pay and other benefits such named executive officer may be entitled to receive under applicable employee benefit plans, and are not reflected in the table. The table reflects only the additional compensation and benefits (collectively, “Additional Compensation”) the listed named executive officers are estimated to receive upon termination. The listed named executive officers are not entitled to any Additional Compensation in the event they are terminated for Cause. The actual amounts to be paid to an officer can only be determined at the time of his actual termination.

The term “Involuntary Termination” has the same meaning in this table as it does in the Transition Plan, which is set forth above.

(2)

The Section 280G excise tax gross-up payment on an actual termination may differ based on factors such as timing of employment termination and payments, methodology for valuing stock options, future stock option exercises, changes in compensation, and reasonable compensation analyses the Company is required to make. At its March 3, 2011, meeting, the Compensation Committee adopted a policy prohibiting the Company from entering into any future change in control arrangements with executive officers that provide for excise tax gross-up payments, unless such arrangement is approved by shareholders. Pursuant to the policy, any participant who entered the Transition Plan after March 3, 2011, is not entitled to any excise tax gross-up payments. Consequently, Michael J. McRoberts is not entitled to any Section 280G excise tax gross-up payment.

(3)	The amount reflects four times the respective named executive officer’s current rate of base salary.

(4)

The amount reflects the value of accelerating the respective officer’s unvested equity awards upon termination, death or disability. This value is based upon the closing sale price of the Company’s Class A Common Stock and Class B Common Stock, as quoted on the NASDAQ® Global Select Market on December 31, 2015, of $21.89 and $21.90, respectively.

(5)

The amount reflects the Company’s estimated cost to continue life and health insurance benefits up to 48 months. These estimated costs were based upon the Company’s actual costs in providing the benefits in 2015.

(6)	The amount reflects the sum of (a) the respective named executive officer’s current rate of base salary, and (b) one-half times his annual cash bonus received for the 2015 calendar year.

(7)

The amount reflects the sum of (a) two times the respective named executive officer’s current rate of base salary, and (b) two times his highest annual cash bonus received in any of the previous five years.

(8)

The amount reflects the Company’s estimated cost to continue life and health insurance benefits up to 12 months. These estimated costs were based upon the Company’s actual costs in providing the benefits in 2015.

(9)

The amount reflects the Company’s estimated cost to continue life and health insurance benefits up to 24 months. These estimated costs were based upon the Company’s actual costs in providing the benefits in 2015.

Compensation Committee Report

Notwithstanding anything to the contrary in any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the following report of the Compensation Committee shall not be incorporated by reference into any such filings and shall not be deemed soliciting material or filed under such Acts.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based upon this review and these discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee of the Board of Directors

James C. Underwood, Chairman

Thomas A. Akin

Raymond J. Chess

Dr. Kennon H. Guglielmo

Director Compensation

The Board of Directors, upon the recommendation of the Compensation Committee, approves annual compensation for nonemployee directors. In approving nonemployee director compensation, the Compensation Committee considers the amount of time that directors spend in fulfilling their duties to the Company, as well as the skill level required of Board members. The Company’s executive officers do not make recommendations regarding the compensation of Messrs. W. Marvin Rush, Akin, Underwood, Chess, Cary and Dr. Guglielmo.

The Company’s 2015 nonemployee director compensation structure, described in more detail below, consisted of (a) cash compensation in the form of annual retainer(s), (b) equity compensation in the form of stock awards of the Company’s Class A Common Stock, and (c) use of a Company-owned and insured automobile by certain of the nonemployee directors.

2015 Annual Retainer

The 2015 annual retainer was as follows:

●	Each nonemployee director that possessed a company-owned vehicle as of December 31, 2015 received an annual retainer of $60,000 for service on the Board of Directors;

●	Each nonemployee director that elected by March 31, 2015 to purchase the company-owned vehicle in his possession received an annual retainer of $78,750 for services on the Board of Directors;

●	Each nonemployee director that was not in possession of a company-owned vehicle in 2015 received an annual retainer (or an annual retainer and car allowance through March 31, 2015) of $85,000;

●	The Chairman of the Compensation Committee and the Chairman of the Nominating and Governance Committee each received an additional annual retainer of $5,000; and

●	The Chairman of the Audit Committee received an additional annual retainer of $15,000.

Stock Awards

Messrs. Akin and Marshall and Dr. Guglielmo each received an outright grant of 4,725 shares of the Company’s Class A Common Stock, with a grant date fair value of approximately $125,000. Mr. Chess elected to receive, in in lieu of an outright grant of 4,725 shares of the Company’s Class A Common Stock, an outright grant of 3,780 shares of the Company’s Class A Common Stock with a grant date fair value of approximately $100,000 and $25,000 cash. Messrs. W. Marvin Rush, Underwood and Cary each elected to receive, in lieu of an outright grant of 4,725 shares of the Company’s Class A Common Stock, an outright grant of 2,835 shares of the Company’s Class A Common Stock, with a grant date fair value of approximately $75,000 and $50,000 cash. In lieu of such stock award, any non-employee director may elect to receive an RSU award covering $125,000 of Class A Common Stock so that the non-employee director may defer such RSU award under the Company’s Deferred Compensation Plan as further discussed below. The stock awards and RSU awards, if any, are granted under the Amended and Restated Rush Enterprises, Inc. 2006 Nonemployee Director Stock Plan.

Company Vehicle

On March 31, 2015, the Compensation Committee recommended, and the Board of Directors approved, a change in the annual compensation of the Company’s nonemployee directors as it related to the nonemployee directors’ ability to use a Company-owned and insured vehicle or receive a vehicle allowance and vehicle insurance. Any nonemployee director who possessed a vehicle owned and insured by the Company as of March 31, 2015, could either (a) elect to retain the vehicle until December 31, 2015, and receive a retainer of $60,000 for their service to the Company in 2015, or (b) elect to purchase the vehicle on March 31, 2015, and receive a retainer of $78,750 for their service to the Company in 2015. Messrs. Akin and Underwood elected to purchase their vehicles and Messrs. Marshall and Chess elected to keep their vehicles until December 31, 2015. The Company provided the title to the vehicle that Mr. Marshall was in possession of to Mr. Marshall effective December 31, 2015. Mr. Cary and Dr. Guglielmo were never offered the use of a Company-owned and insured vehicle or a vehicle allowance. The $1,500 per month vehicle allowance that Mr. W. Marvin Rush was previously receiving was terminated effective March 31, 2015 and in lieu of the vehicle allowance, he received a retainer of $80,050. Effective January 1, 2016, the Company no longer provides the use of a Company-owned and insured vehicle or a vehicle allowance and vehicle insurance to the nonemployee directors.

Deferred Compensation Plan

Beginning with compensation earned in 2011, nonemployee directors of the Company were eligible to participate in the Rush Enterprises, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”). Under the Deferred Compensation Plan, participants may elect to defer payment of a portion of their director fees and RSU awards. The Company does not provide a guaranteed rate of return on amounts deferred under the Deferred Compensation Plan. The amount of earnings credited to a participant’s account depends on the investment elections selected by the participant and any dividends applied to RSUs. The Deferred Compensation Plan offers on a notional basis similar investment choices as the Company’s 401(k) plan. Payment of amounts deferred under the Deferred Compensation Plan is made upon the occurrence of specified payment events. As of December 31, 2015, Mr. Akin has elected to defer an aggregate of 6,206 RSUs under the plan since the plan’s inception in 2011. For further discussion of the Deferred Compensation Plan, see the narrative section of the “2015 Nonqualified Deferred Compensation” table set forth above.

The following table provides information of compensation paid to our nonemployee directors who served during 2015:

2015 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All other Compensation ($)(4)		Total ($)
W.M. “Rusty” Rush(5)	—	—	—	—		—
W. Marvin Rush	135,000	74,986	—	297,454	(6)	507,440	(7)
Harold D. Marshall	60,000	124,976	—	50,068	(8)	235,044
Thomas A. Akin	93,750	124,976	—	5,082		223,808
James C. Underwood	133,750	74,986	—	6,081		214,817
Raymond J. Chess	90,000	99,981	—	23,718		213,699
William H. Cary	135,000	74,986	—	—		209,986
Dr. Kennon H. Guglielmo	85,000	124,976	—	—		209,976

(1)

This amount reflects the annual retainer and additional retainers for directors who chair a Board committee (collectively, “Director Fees”), and any cash received in exchange for fractional shares relating to the nonemployee director’s annual stock award. Nonemployee directors may defer all or a part of their Director Fees under the Deferred Compensation Plan. In 2015, Messrs. Akin and Chess elected to defer an aggregate of $46,875 and $90,000, respectively, of their retainers under the Deferred Compensation Plan.

(2)

These amounts reflect the aggregate grant date fair value of the Class A stock awards and RSU awards, as applicable, granted in 2015 computed in accordance with ASC 718, except no assumptions for forfeitures were included. The grant date fair value of the Class A stock awards and RSU awards is based on the closing market price of the Class A Common Stock on the grant date as quoted on the NASDAQ® Global Select Market. As of December 31, 2015, Mr. Akin held 60,000 Class A stock options, of which 30,000 were exercised on March 7, 2016. Messrs. W. Marvin Rush, Underwood, Marshall, Chess, Cary and Dr. Guglielmo do not hold options to purchase shares of the Company’s stock.

(3)

There were no above-market or preferential earnings on deferred compensation under the Company's Deferred Compensation Plan. Mr. Akin and Mr. Chess are the only nonemployee directors who have participated in the Deferred Compensation Plan since its inception in 2011.

(4)

Except with respect to Mr. W. Marvin Rush, these amounts reflect (a) the incremental cost of personal use of a Company-owned vehicle during 2015 for Messrs. Marshall and Chess, which is equal to the depreciation expense recognized by the Company for the automobile in 2015, and (b) the direct costs of automobile insurance under an executive fleet insurance policy for for Messrs. Marshall and Chess and for Mr. W. Marvin Rush through March 31, 2015.

(5)

Only nonemployee directors are eligible to receive compensation for their service as a director of the Company. Accordingly, W.M. “Rusty” Rush, the Company’s Chairman of the Board, President and Chief Executive Officer, is not entitled to any director compensation. See the 2015 Summary Compensation Table for a discussion of W.M. “Rusty” Rush’s 2015 compensation.

(6)

The Company provided other compensation in the amount of $297,454 pursuant to the terms of the Retirement and Transition Agreement that Mr. W. Marvin Rush and the Company entered into in May 2013, the terms of which were previously disclosed in the Company’s Current Report on Form 8-K filed with the SEC on May 20, 2013. The $297,454 was comprised of: (a) the $200,000 annual retirement payment; (b) personal use of the Company-owned ranch valued at $15,080; (c) personal use of the Company’s aircraft valued at $56,368; and (d) certain insurance premiums valued at $26,006. Mr. W. Marvin Rush also continued to receive certain benefits from the Company in 2015 pursuant to the terms of the Retirement and Transition Agreement that were not allocated a dollar value because they were included in the payment made to him in June 2013. Such benefits included: (a) continued participation in the Company’s group health plan; (b) personal services performed by certain employees of the Company, but all costs related to these employees was reimbursed by him to the Company; (c) the maintenance, repair, continued service or replacement of the security, telecommunications and computer equipment at his personal residence; and (d) office space at the Company’s headquarters for his use, together with the use of an administrative assistant.

(7)

In last year’s proxy statement, the Company understated W. Marvin Rush’s 2014 “all other compensation” and “total” compensation by $43,204 as a result of the Company mistakenly reporting the value of W. Marvin Rush’s personal use of Company aircraft as $41,715 instead of $84,919. Consequently, W. Marvin Rush’s 2014 “all other compensation” and “total” compensation should have been reported in last year’s proxy statement as $362,581 and $547,575, respectively.

(8)

In addition to the depreciation expense recognized by the Company for Mr. Marshall’s Company-owned vehicle for 2015 and the direct costs of automobile insurance under an executive fleet insurance policy for Mr. Marshall, this amount also includes $29,390, which was the expense associated with providing the title to the vehicle to Mr. Marshall.

Audit Committee Report

Notwithstanding anything to the contrary in any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the following report of the Audit Committee shall not be incorporated by reference into any such filings and shall not be deemed soliciting material or filed under such Acts.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management is primarily responsible for the Company’s financial statements, systems of internal controls and compliance with applicable legal and regulatory requirements. The Company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles, as well as expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee’s function is not intended to duplicate or to certify the activities of management and the independent registered public accounting firm, nor can the Audit Committee certify that the Company’s registered public accounting firm is “independent” under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with management and the independent registered public accounting firm, and the experience of the Audit Committee’s members in business, financial and accounting matters.

The Audit Committee has completed the following:

●	Reviewed and discussed the audited financial statements with management;

●

Discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board (“PCAOB”);

●

Received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm its independence; and

●

Based on the review and discussions above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, for filing with the SEC.

Audit Committee of the Board of Directors

Thomas A. Akin, Chairman

James C. Underwood

Ray Chess
William H. Cary
Dr. Kennon H. Guglielmo

THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has a policy that provides for preapproval of audit, audit-related and non-audit services performed by the independent registered public accounting firm to ensure that the provision of non-audit services do not impair the independent registered public accounting firm’s independence. The Audit Committee will annually review and preapprove services (“General Preapproval”) that may be provided by the independent auditors without specific approval from the Audit Committee at the time such services are actually performed. Unless a type of service to be provided by the independent auditors receives General Preapproval, it requires specific approval of the Audit Committee before the independent auditors may commence such services. Any services that would exceed preapproved cost levels under the General Preapproval would similarly require specific approval of the Audit Committee before being performed at the higher cost level.

The following table presents fees for professional audit services rendered by EY for the audit of the Company’s annual financial statements for the years ended December 31, 2014, and December 31, 2015, and fees billed for other services rendered by EY during those periods. All of the fees presented below were approved by the Audit Committee.

Type of Fees	2014		2015
Audit Fees(1)	$708,800	(2)	$1,383,291
Audit-related Fees(3)	—		—
Tax Fees(4)	$213,830		$264,323
All Other Fees(5)	—		—
Total	$922,630	(2)	$1,647,614

(1)

Audit fees consisted principally of professional services rendered in connection with the audit of the Company’s financial statements for the years ended December 31, 2014 and 2015, the reviews of the financial statements included in each of the Company’s Quarterly Reports on Form 10-Q during the years ended December 31, 2014 and 2015, and fees related to the audits of the Company’s internal control over financial reporting.

(2)

The amount in this column is $80,800 more than what was reported for “Audit Fees” in last year’s proxy statement. The difference is a result of a true-up of the final fees and expenses related to the 2014 audit that were not determined until after last year's proxy statement was filed.

(3)	There were no additional audit-related fees for professional services rendered by EY in 2014 and 2015 that are not reported under “Audit Fees.”

(4)	Tax fees consisted principally of professional services rendered for tax compliance and reporting.

(5)	There are no fees for products and services rendered by EY in 2014 and 2015 other than the services reported under “Audit Fees” and “Tax Fees.”

The Audit Committee has considered whether the non-audit services provided by EY, including the services rendered in connection with tax compliance and reporting, were compatible with maintaining EY’s independence and has determined that the nature and substance of the limited non-audit services did not impair the status of EY as the Company’s independent registered public accounting firm.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, officers and persons who own more than 10% of a registered class of the Company’s equity securities to file initial reports of ownership and reports of changes in ownership on Forms 3, 4 and 5 with the SEC. These reporting persons are required by the SEC regulations to furnish the Company with copies of all Forms 3, 4 and 5 they file.

Based solely on review of the Section 16(a) forms received by the Company, or written representations from reporting persons that no such forms were required to be filed, as applicable, the Company believes that the reporting persons complied with all of the Section 16(a) filing requirements during the 2015 fiscal year.

Certain Relationships and Related Transactions

A subsidiary of the Company leases office space to Texstar National Bank (“Texstar”). W. Marvin Rush, Chairman Emeritus and director; W.M. “Rusty” Rush, Chairman, President and Chief Executive Officer; nonemployee director Thomas A. Akin; and former nonemployee director Harold D. Marshall, own 56.17%, 1.34%, 2.16% and 1.41%, respectively, of Texstar’s capital stock. W. Marvin Rush, W.M. “Rusty” Rush and Thomas A. Akin are also members of Texstar’s Board of Directors.  Since 2006, Texstar has leased office space from a subsidiary of the Company on arm’s-length terms. The current lease term expires in December 2016. The current monthly rental rate is $13,531 and Texstar made lease payments totaling $158,419 in 2015.

In May 2013, the Company and Mr. W. Marvin Rush entered into that certain Retirement and Transition Agreement, as further described in footnote 6 of the 2015 Director Compensation Table on page 61 of this proxy statement. Mr. W. Marvin Rush is the father of Mr. W.M. “Rusty” Rush.

Christopher Ryan, an employee of the Company, is the brother of Richard J. Ryan, Senior Vice President – Navistar Dealerships. As such, he is deemed to be a “related person” under Item 404(a) of the SEC’s Regulation S-K. Mr. Christopher Ryan is a regional manager for the Company. In 2015, Mr. Christopher Ryan did not attend any Board or Committee meetings. The aggregate value of compensation paid by the Company to Mr. Christopher Ryan was less than $300,000. There were no material differences between the compensation paid to Mr. Christopher Ryan and the compensation paid to any other employees who hold analogous positions.

Dustin Weaver, an employee of the Company, is the brother of Derrek Weaver, Senior Vice President, General Counsel and Corporate Secretary. As such, he is deemed to be a “related person” under Item 404(a) of the SEC’s Regulation S-K. Mr. Dustin Weaver is a sales manager for Rush Truck Centers in the Atlanta, Georgia metro area. In 2015, Mr. Dustin Weaver did not attend any Board or Committee meetings. The aggregate value of compensation paid by the Company to Mr. Dustin Weaver was less than $300,000. There were no material differences between the compensation paid to Mr. Dustin Weaver and the compensation paid to any other employees who hold analogous positions.

Mike Shavlan, an employee of the Company, is the brother-in-law of Corey H. Lowe, Senior Vice President – Peterbilt Dealerships. As such, he is deemed to be a “related person” under Item 404(a) of the SEC's Regulation S-K. Mr. Shavlan is a district general manager for the Company. In 2015, Mr. Shavlan did not attend any Board or Committee meetings. The aggregate value of compensation paid by the Company to Mr. Shavlan was less than $300,000. There were no material differences between the compensation paid to Mr. Shavlan and the compensation paid to any other employees who hold analogous positions.

In the Company’s proxy statements filed with the SEC on April 4, 2013, April 4, 2014, and April 3, 2015, the Company did not report certain “related-person transactions” (as defined by the SEC). In this regard, the Company awarded construction contracts for its facilities in Corpus Christi, Texas and San Antonio, Texas to a general contractor. In connection with these construction contracts, RW Jones & Sons, Inc. (“RW Jones”), a concrete company owned by Roy Jones, the father-in-law of Martin A. Naegelin, Jr. (the Company’s Senior Vice President), received a $1,466,497 subcontract from the general contractor to provide concrete work for the Corpus Christi facility in October 2012 and a $2,775,000 subcontract from the general contractor to provide concrete work for the San Antonio facility in May 2013. RW Jones received these subcontracts over lower bids of other concrete subcontractors. Other than his familial relationship with the owner of RW Jones, the Company is not aware of any interest Mr. Naegelin has in these subcontracts.

Additionally, from January 2012 through July 2013, the Company awarded construction contracts for its facility in Irving, Texas to another general contractor (which was owned by a personal acquaintance of Mr. Naegelin). The approximate initial value of these construction contracts was $3,278,000 in the aggregate. After being awarded the last of these contracts in July 2013, we believe this general contractor gave at least one subcontract to RW Jones on a project for another entity that was unrelated to the Company, although this general contractor did not subcontract the concrete work to RW Jones for the Company’s prior projects in Irving, Texas.

It is the Company’s policy that the Company’s Audit Committee reviews and approves all “related-person transactions” (as defined by the SEC) as required by the NASDAQ® Global Select Market and the applicable rules of the SEC. The Audit Committee periodically reassesses these transactions to ensure their continued appropriateness. These responsibilities are set forth in the Audit Committee charter. All of the above transactions were previously approved by the Board of Directors and/or the Audit Committee, except for the related-person transactions involving RW Jones discussed above. The Board of Directors determined that the Company’s related-person transaction approval process was not correctly followed with respect to the RW Jones transactions. As of January 1, 2016, the Company was no longer doing any business with RW Jones and any future business the Company may conduct with RW Jones would be subject to the Audit Committee’s prior approval in compliance with the Company’s related-person transactions policy.

OTHER MATTERS

Other Business Presented at the Annual Meeting

As of the date of this proxy statement, the Board of Directors knows of no other business that may properly be, or is likely to be, brought before the Annual Meeting. If any other matters should properly arise at the Annual Meeting, shares represented by proxies will be voted at the discretion of the proxy holders.

Where You Can Find More Information

The Company files reports, proxy statements and other information with the SEC. You can read and copy these reports, proxy statements and other information concerning the Company at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room. The SEC maintains an Internet site at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including the Company. The Company’s Common Stock is quoted on the NASDAQ® Global Select Market.

You may request a copy of the Company’s filings (other than exhibits, which are not specifically incorporated by reference therein) at no cost by writing to us at the following address:

Rush Enterprises, Inc.
555 IH-35 South, Suite 500
New Braunfels, Texas 78130
Attention: Derrek Weaver

APPENDIX A

RUSH ENTERPRISES INC.
2004 EMPLOYEE STOCK PURCHASE PLAN
(As Amended and Restated Effective February 23, 2016)

1.           Purpose of Plan.

The purpose of the Plan is to advance the interests of Rush Enterprises Inc., a Texas corporation (the “Company”), and its shareholders by providing employees of the Company and its subsidiaries with an opportunity to acquire an ownership interest in the Company through the purchase of common stock of the Company on favorable terms through payroll deductions. It is the intention of the Company that the Plan qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), and provisions of the Plan shall be construed consistent with such intention.

2.           Definitions.

The following terms will have the meanings set forth below, unless the context clearly otherwise requires:

2.1     “Agent” means the party or parties designated by the Company to provide Share Accounts and certain administrative services in connection with the Plan.

2.2     “Board” means the Board of Directors of the Company or any committee thereof to which the Board of Directors has delegated authority with respect to the Plan.

2.3     “Common Stock” means the Class A common stock, par value $.01 per share, of the Company, or the number and kind of shares of stock or other securities into which such common stock may be changed in accordance with Section 11 of the Plan.

2.4     “Committee” means the Compensation Committee of the Board, or such successor committee that meets the criteria specified in Section 3.

2.5   “Contribution Account” means an account established for each Participant to which payroll deductions under the Plan are credited in accordance with Section 7.

2.6   “Employee” means any person, including an officer, who is employed on a full-time or part-time basis by the Company or any of its Subsidiaries.

2.7     “Ending Date” means the last day of each Offering Period.

2.8     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.9     “Fair Market Value” means, with respect to the Common Stock, as of any date:

(a)

if the Common Stock is listed on any established stock exchange or a national market system, including without limitation, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market of The NASDAQ Stock Market, or the New York Stock Exchange, the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(b)	if the Common Stock is not so listed, such price as is determined in the manner specified by the Committee in its sole discretion, such manner to be acceptable under Section 423 of the Code.

2.10     “Grant Date” means the first day of each Offering Period.

2.11     “Insider” means any Employee who is subject to Section 16 of the Exchange Act.

2.12   “Offering Period” means each six-month period beginning on January 1 and ending on June 30, or beginning on July 1 and ending on December 31.

2.13     “Participant” means an eligible Employee who elects to participate in the Plan in accordance with Section 6.

2.14     “Plan” means the Rush Enterprises Inc. 2004 Employee Stock Purchase Plan, as amended from time to time.

2.15    “Share Account” means the brokerage account established by the Agent for each Participant to which shares of Common Stock purchased under the Plan are credited in accordance with Section 9. The Share Account will be established pursuant to a separate agreement between each Participant and the Agent.

2.16     “Subsidiary” means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.

3.           Administration.

The Plan shall be administered by the Committee (or any successor thereto appointed by the Board consisting of not less than three members, all of whom must be members of the Board who are “Non-Employee Directors” as defined in Rule 16b-3 under the Exchange Act). Members of the Committee shall be appointed from time to time by the Board, shall serve at the pleasure of the Board, and may resign at any time upon written notice to the Board. A majority of the members of the Committee shall constitute a quorum. The Committee shall act by majority approval of the members, but action may be taken by the Committee without a meeting if unanimous written consent is given. In accordance with and subject to the provisions of the Plan, the Committee shall have authority to interpret the Plan, to make, amend and rescind rules and regulations regarding the Plan (including rules and regulations intended to insure that operation of the Plan complies with Section 16 of the Exchange Act), and to make all other determinations necessary or advisable in administering the Plan, all of which determinations shall be final and binding upon all persons. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under it. To the extent consistent with corporate law, the Committee may delegate to any directors or officers of the Company the duties, power and authority of the Committee under the Plan pursuant to such conditions or limitations as the Committee may establish; provided, however, that only the Committee may exercise such duties, power and authority with respect to Insiders. The Committee may request advice or assistance or retain the services of such other persons as are necessary for the proper administration of the Plan.

4.           Eligibility.

Any person who is (a) an Employee on the last day of the calendar month immediately preceding a Grant Date, (b) is not on long-term disability or unpaid leave status at that time, and (c) has reached the age of majority in the state or province in which he or she resides shall be eligible to participate in the Plan for the Offering Period beginning on such Grant Date, subject to the limitations imposed by Section 423(b) of the Code.

5.           Offering Periods.

Options to purchase shares of Common Stock shall be granted to Participants under the Plan through a series of consecutive Offering Periods. The first Offering Period under the Plan shall have a Grant Date of July 1, 2004 and an Ending Date of December 31, 2004. Offering Periods under the Plan shall continue until either (a) the Committee decides, in its sole discretion, to cancel future Offering Periods because the Common Stock remaining available under the Plan is insufficient to grant options to all eligible Employees, or (b) the Plan is terminated in accordance with Section 17 below. Notwithstanding the foregoing, and without limiting the authority of the Committee under Section 3, 11.2 and 17 of the Plan, the Committee, in its sole discretion, may (a) accelerate the Ending Date of the then current Offering Period and provide for the exercise of Options thereunder by Participants in accordance with Section 9 of the Plan, or (b) accelerate the Ending Date of the then current Offering Period and provide that all payroll deductions credited to the accounts of Participants will be paid to Participants as soon as practicable after such Ending Date and that all Options for such Offering Period will automatically be canceled and will no longer be exercisable.

6.           Participation.

Participation in the Plan is voluntary. An eligible Employee may become a Participant in the Plan by completing an enrollment form provided by the Company authorizing payroll deductions and the establishment of a Share Account, and filing the enrollment form with the Company’s Human Resources Department not later than the last business day of the month immediately preceding the Grant Date of the first Offering Period in which the Participant wishes to participate.

7.           Payroll Deductions.

7.1     Each Employee electing to participate in the Plan shall designate on the enrollment form the amount of money which he or she wishes to have deducted from his or her paycheck each pay day to purchase Common Stock pursuant to the Plan. The aggregate amount of such payroll deductions shall not be less than $25.00 per month, and shall not be more than $10,625.00 (85% of $12,500.00) per Offering Period, pro-rated equally over the number of pay days applicable to a Participant during each such Offering Period. Deductions for Plan purposes will not be withheld from compensation amounts, such as annual bonus or gain sharing payments, that are not part of a Participant’s normal and recurring compensation each payday.

7.2     Payroll deductions for a Participant shall commence on the first pay day on or after the Grant Date of the applicable Offering Period and shall continue until the termination date of the Plan, unless participation in the Plan is sooner terminated as provided in Section 10, the deduction amount is increased or decreased by the Participant as provided in Section 7.4, deductions are suspended as provided in Section 7.4 or the Offering Period is adjusted by the Committee as provided in Section 5. Except for a Participant’s rights to change the amount of, suspend or discontinue deductions pursuant to Sections 7.4 and 10, the same deduction amount shall be utilized for each pay day during subsequent Offering Periods, whether or not the Participant’s compensation level increases or decreases. If the pay period of any Participant changes, such as from weekly to semi-monthly, an appropriate adjustment shall be made to the deduction amount for each pay day corresponding to the new pay period, if necessary, so as to ensure the deduction of the proper amount as specified by the Participant in his or her enrollment form for that Offering Period.

7.3     All payroll deductions authorized by a Participant shall be credited to the Participant’s Contribution Account. A Participant may not make any separate cash payment or contribution to such Contribution Account. Contribution Accounts shall be solely for bookkeeping purposes, and no separate fund or trust shall be established for payroll deductions. Until utilized to purchase shares of Common Stock, funds from payroll deductions shall be held as part of the Employers’ general assets, and the Employers shall not be obligated to segregate such funds. No interest shall accrue on a Participant’s payroll deductions under the Plan.

7.4     No increases or decreases in the amount of payroll deductions for a Participant may be made during an Offering Period. A Participant may increase or decrease the amount of his or her payroll deductions under the Plan, or may suspend such payroll deductions, for subsequent Offering Periods by completing a change form and filing it with the Company’s Human Resources Department not later than the last business day of the month immediately preceding the Grant Date for the Offering Period as of which such increase, decrease or suspension is to be effective.

7.5     Payroll deductions which are authorized by Participants who are paid other than in U.S. currency shall be withheld in Contribution Accounts in the country in which such Participant is employed until exercise of an option granted hereunder. Upon exercise of the option granted to such Participant, the amount so withheld shall be converted into U.S. dollars on the basis of the rate of exchange published in The Wall Street Journal for such currency into U.S. dollars as of the business day immediately preceding the Ending Date for such Offering Period. The purchase price shall thereupon be paid to the Company in U.S. dollars following such conversion, the extent to which the Participant may exercise an option therefore being dependent, in part, upon the applicable rate of currency exchange. If, as a result of fluctuations in the exchange rate between the U.S. dollar and a foreign currency during an Offering Period, a Participant who is paid in such foreign currency has less than the minimum permitted amount deducted during an Offering Period, the amount deducted will, nevertheless, be used to purchase Common Stock in accordance with the Plan.

8.           Grant of Option.

8.1          Subject to Section 8.2, on each Grant Date, each eligible Employee who is then a Participant shall be granted (by operation of the Plan) an option to purchase the number of whole and fractional shares (computed to the fourth decimal place) of Common Stock equal to the lesser of (a) the amount determined by dividing the amount of payroll deductions credited to his or her Contribution Account during the Offering Period beginning on such Grant Date by the Purchase Price specified in the following sentence, or (b) the amount determined by dividing $12,500.00 by the Fair Market Value of one share of Common Stock on the applicable Grant Date. The purchase price per share of such shares (the “Purchase Price”) shall be the lesser of (i) 85% of the Fair Market Value of one share of Common Stock on the applicable Grant Date, or (ii) 85% of the Fair Market Value of one share of Common Stock on the applicable Ending Date.

8.2          Despite any provisions of the Plan that may provide or suggest otherwise:

(a)

no Employee shall be granted an option under the Plan to the extent that immediately after the grant, such Employee (or any other person whose stock ownership would be attributed to such Employee pursuant to Section 424(d) of the Code) would own shares of Common Stock and/or hold outstanding options to purchase shares of Common Stock that would in the aggregate represent 5% or more of the total combined voting power or value of all classes of shares of the Company or of any Subsidiary;

(b)

no Employee shall be granted an option under the Plan to the extent that the Employee’s rights to purchase shares of Common Stock under all “employee stock purchase plans” (within the meaning of Section 423 of the Code) of the Company and its Subsidiaries would accrue (i.e., become exercisable) at a rate that exceeds $25,000 of Fair Market Value of such shares of Common Stock (determined at the time such option is granted, which is the Grant Date) for each calendar year in which such option is outstanding at any time; or

(c)	no Participant may purchase more than 10,000 shares of Common Stock under the Plan in any given Offering Period.

9.           Exercise of Option.

9.1     Unless a Participant withdraws from the Plan pursuant to Section 10, his or her option for the purchase of shares of Common Stock granted for an Offering Period will be exercised automatically and in full at the applicable Purchase Price as soon as practicable following the Ending Date of such Offering Period. If the full amount credited to a Participant’s Contribution Account during an Offering Period is not required to exercise such Participant’s option for that Offering Period in full (due to the applicability of clause (b) of Section 8.1 and/or fluctuations in the exchange rate between the U.S. dollar and the foreign currency in which such Participant is paid), the amount not required to exercise such option shall promptly be refunded to the Participant following the Ending Date of such Offering Period.

9.2     No Participant (or any person claiming through such Participant) shall have any interest in any Common Stock subject to an option under the Plan until such option has been exercised and the shares of Common Stock purchased, at which point such Participant shall have all of the rights and privileges of a shareholder of the Company with respect to shares purchased under the Plan. During his or her lifetime, a Participant’s option to purchase shares of Common Stock under the Plan is exercisable only by the Participant.

9.3     Shares of Common Stock purchased pursuant to the exercise of options hereunder shall be held in Share Accounts maintained for and in the name of each Participant by the Agent, such Agent or its nominee to be the record holder of such shares for the benefit of the Participant. The Agent shall provide each Participant with a quarterly statement of his or her Share Account.

9.4     Dividends paid with respect to shares credited to each Share Account will be themselves credited to such Account and, if paid in cash, will automatically be reinvested in whole and fractional shares of Common Stock.

9.5     A Participant may request that the Agent cause a stock certificate representing some or all of the number of whole shares of Common Stock credited to the Participant’s Share Account be issued in the name of the Participant. The Agent shall cause such certificate to be issued as soon as practicable after its receipt of such request and the payment by the Participant of any applicable issuance fees. From and after the date of the issuance of any such certificate, the number of shares credited to the Participant’s Share Account shall be reduced by the number of shares represented by such certificate, and the Participant shall thereafter be the record holder of the shares represented by such certificate.

10.          Withdrawal; Termination of Employment.

10.1     A Participant may terminate his or her participation in the Plan and withdraw all, but not less than all, of the payroll deductions credited to his or her Contribution Account under the Plan at any time on or before the last business day of an Offering Period by giving written notice to the Company. Such notice shall (a) state that the Participant wishes to terminate participation in the Plan, (b) specify the withdrawal date, and (c) request the withdrawal of all of the Participant’s payroll deductions held under the Plan. All of the Participant’s payroll deductions credited to his or her Contribution Account will be paid to the Participant as soon as practicable after the withdrawal date specified in the notice of withdrawal (or, if no such date is specified, as soon as practicable after receipt of the notice of withdrawal), the Participant’s option for such Offering Period will be automatically canceled, and no further payroll deductions for the purchase of shares of Common Stock will be made for such Offering Period or for any subsequent Offering Period, except pursuant to a re-enrollment in the Plan as provided in Section 10.2.

10.2     If a Participant’s suspension of payroll deductions under the Plan pursuant to Section 7.4 continues for four consecutive Offering Periods, such suspension shall be deemed an election by the Participant to terminate his or her participation in the Plan, and such termination shall be effective as of the Ending Date of the second consecutive Offering Period during which no payroll deductions occurred. If, for any reason, a Participant’s net pay after withholding taxes and other applicable deductions not related to the Plan (such as for health and welfare benefits) each pay day becomes less than the amount the Participant has designated be deducted each pay day for contribution to the Plan, such occurrence shall be deemed an election by the Participant to terminate his or her participation in the Plan, and such termination shall be effective immediately. Following such termination, all of the Participant’s payroll deductions credited to his or her Contribution Account will be paid to the Participant as soon as practicable, the Participant’s option for such Offering Period will be automatically canceled, and no further payroll deductions for the purchase of shares of Common Stock will be made for such Offering Period or for any subsequent Offering Period, except pursuant to a re-enrollment in the Plan as provided in Section 10.4.

10.3     Upon termination of a Participant’s employment with the Employer for any reason, including retirement or death, his or her participation in the Plan will automatically cease and the payroll deductions accumulated in his or her Contribution Account will be returned to the Participant as soon as practicable after such employment termination or, in the case of death, to the person or persons entitled thereto under Section 12 below, and the Participant’s option for the current Offering Period will be automatically canceled. For purposes of the Plan, the termination date of employment shall be the Participant’s last date of actual employment and shall not include any period during which such Participant receives any severance payments.

10.4     A Participant’s termination of participation in the Plan pursuant to Section 10.1 or 10.2 will not have any effect upon his or her eligibility to participate in a subsequent Offering Period by completing and filing a new enrollment form in accordance with Section 6 or in any similar plan that may hereafter be adopted by the Company.

11.          Stock Subject to the Plan.

11.1     The maximum number of shares of Common Stock that shall be reserved for sale under the Plan shall be 1,400,000 shares, subject to adjustment as provided in Sections 11.2 and 11.3. The shares to be sold to Participants under the Plan may be, at the election of the Company, either treasury shares or shares authorized but unissued. If the total number of shares of Common Stock that would otherwise be subject to options granted pursuant to Section 8 on any Ending Date exceeds the number of shares then available under the Plan (after deduction of all shares for which options have been exercised or are then outstanding), the Committee shall make a pro rata allocation of the shares of Common Stock remaining available for issuance in as uniform and equitable a manner as is practicable, as determined in the Committee’s sole discretion. In such event, the Company shall give written notice of such reduction of the number of shares subject to the option to each Participant affected thereby and shall return any excess funds accumulated in each Participant’s Contribution Account as soon as practicable after the Ending Date of such Offering Period.

11.2     In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin-off) or any other similar change in the corporate structure or shares of the Company, the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) will make appropriate adjustments (which determination will be conclusive) as to the number and kind of securities or other property (including cash) available for issuance or payment under the Plan and, in order to prevent dilution or enlargement of the rights of Participants, (a) the number and kind of securities or other property (including cash) subject to each outstanding option, and (b) the Purchase Price of outstanding options.

11.3     Subject to the following provisions of this Section 11.3, if the Company is the surviving corporation in any reorganization, merger or consolidation with or involving one or more other corporations, each outstanding option under the Plan shall apply to the amount and kind of securities to which a holder of the number of shares of Common Stock subject to such option would have been entitled immediately following such reorganization, merger or consolidation, with a corresponding proportionate adjustment of the Purchase Price. If there is a (a) dissolution or liquidation of the Company, (b) merger, consolidation or reorganization of the Company with one or more other corporations in which the Company is not the surviving corporation, (c) sale of all or substantially all of the assets of the Company to another person or entity, or (d) transaction (including a merger or reorganization in which the Company is the surviving corporation) approved by the Board that results in any person or entity owning more than 50% of the combined voting power of all classes of stock of the Company, then the Plan and all options outstanding thereunder shall terminate, except as provided in the following sentence. If provision is made in writing in connection with such transaction for the continuation of the Plan and either the assumption of the options theretofore granted or the substitution for such options of new options covering the stock of a successor corporation (or a parent or subsidiary thereof), in either case with appropriate adjustments as to the number and kinds of shares and exercise prices, then the Plan shall continue in the manner and under the terms provided. If the Plan is terminated as provided in this Section 11.3, the current Offering Period shall be deemed to have ended on the last trading day prior to such termination, and the options of each Participant then outstanding shall be deemed to have been automatically exercised in accordance with Section 9.1 on such last trading day. The Committee shall cause written notice to be sent of an event that will result in such a termination to all Participants not later than the time the Company gives notice thereof to its shareholders. Adjustments under this Section 11.3 shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive.

12.          Designation of Beneficiary.

12.1     A Participant may file a written designation of a beneficiary who is to receive a cash refund of the amount, if any, from the Participant’s Contribution Account under the Plan in the event of such Participant’s death at a time when cash is held for his or her account. Disposition of shares of Common Stock in a Participant’s Share Account upon the Participant’s death shall be in accordance with the agreement governing the Share Account.

12.2     A designation of beneficiary pursuant to Section 12.1 may be changed by the Participant at any time by written notice. In the event of the death of a Participant in the absence of a valid designation of a beneficiary who is living at the time of such Participant’s death, the Company shall deliver such cash to the executor or administrator of the estate of the Participant; or, if no such executor or administrator has been appointed (to the knowledge of the Company), the Company in its discretion, may deliver such cash to the spouse or to any one or more dependents or relatives of the Participant; or, if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

13.          No Right to Employment.

Nothing in the Plan will interfere with or limit in any way the right of the Company or any of its subsidiaries to terminate the employment of any Employee or Participant at any time, nor confer upon any Employee or Participant any right to continue in the employ of the Company or any of its subsidiaries.

14.          Rights As a Shareholder.

As a holder of an Option under the Plan, a Participant will have no rights as a shareholder unless and until such Option is exercised and the Participant becomes the holder of record of shares of Common Stock. Except as otherwise provided in the Plan, no adjustment will be made for dividends or distributions with respect to Options as to which there is a record date preceding the date the Participant becomes the holder of record of such shares, except as the Committee may determine in its sole discretion.

15.          Transferability.

Neither payroll deductions credited to a Participant’s Contribution Account nor any rights with regard to the exercise of an option or to receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will or the laws of descent and distribution) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect.

16.          Conditions of Sale.

Notwithstanding any other provision of the Plan or any agreements entered into pursuant to the Plan, the Company will not be required to issue any shares of Common Stock under the Plan, and a Participant may not sell, assign, transfer or otherwise dispose of shares of Common Stock issued pursuant to Options granted under the Plan, unless (a) there is in effect with respect to such shares a registration statement under the Securities Act and any applicable state or foreign securities laws or an exemption from such registration under the Securities Act and applicable state or foreign securities laws, and (b) there has been obtained any other consent, approval or permit from any other regulatory body that the Committee, in its sole discretion, deems necessary or advisable. The Company may condition such issuance, sale or transfer upon the receipt of any representations or agreements from the parties involved, and the placement of any legends on certificates representing shares of Common Stock, as may be deemed necessary or advisable by the Company in order to comply with such securities law or other restrictions.

17.          Amendment or Termination.

The Board may suspend or terminate the Plan or any portion thereof at any time, and may amend the Plan from time to time in such respects as the Board may deem advisable in order that Options under the Plan will conform to any change in applicable laws or regulations or in any other respect the Board may deem to be in the best interests of the Company; provided, however, that no amendments to the Plan will be effective without approval of the shareholders of the Company if shareholder approval of the amendment is then required pursuant to Section 423 of the Code or the rules of any stock exchange or similar regulatory body. Upon termination of the Plan, the Committee, in its sole discretion, may take any of the actions described in Section 5 of the Plan.

18.          Notices.

All notices or other communications by a Participant to the Company in connection with the Plan shall be deemed to have been duly given when received by the Senior Vice President & CFO of the Company or by any other person designated by the Company for the receipt of such notices or other communications, in the form and at the location specified by the Company.

19.          Effective Date.

This amendment and restatement of the Plan shall become effective on the date it is approved by the requisite vote of the Board, subject to approval by the Company’s shareholders.

20.          Miscellaneous.

The headings to sections of the Plan have been included for convenience of reference only. The Plan shall be interpreted and construed in accordance with the laws of the State of Texas. References in the Plan to “$” or “dollars” shall be deemed to refer to United States dollars unless the context clearly indicates otherwise.

ANNUAL MEETING OF SHAREHOLDERS OF

RUSH ENTERPRISES, INC.

May 17, 2016

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach and mail in the envelope provided. ↓

20733000000000000000 2 051716

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

(1) ELECTION OF DIRECTORS

The Board of Directors recommends a vote "FOR" all nominees.

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

The Board of Directors recommends a vote FOR Proposal 2, and a vote FOR Proposal 3, all as more particularly described in the Proxy Statement dated April 4, 2016, relating to the Annual Meeting, receipt of which is hereby acknowledged. The undersigned shareholder also acknowledges receipt of the Notice of Annual Meeting of Shareholders.

In their discretion, the proxies are authorized to vote on any other matter that may properly come before the meeting or any adjournment or postponement thereof.

Signature of Shareholder ____________ Date: ________ Signature of Shareholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee, guardian or in another representative capacity, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

RUSH ENTERPRISES, INC.

PROXY – ANNUAL MEETING OF SHAREHOLDERS – MAY 17, 2016
This Proxy is solicited on behalf of the Board of Directors

The undersigned shareholder of Rush Enterprises, Inc. (the "Company") hereby appoints Steven L. Keller and Derrek Weaver, and each of them, with full power of substitution, as proxies of the undersigned to vote at the Annual Meeting of Shareholders of the Company to be held on Tuesday, May 17, 2016, at 10:00 a.m., local time, in the main conference room at Rush Enterprises, Inc.'s executive offices, which are located at 555 IH-35 South, Suite 500, New Braunfels, Texas 78130, and at any adjournments or postponements thereof, the number of votes that the undersigned would be entitled to cast if personally present, and particularly, without limiting the generality of the foregoing, to vote and act on the following matters and in their discretion upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR all of the nominees listed in Proposal 1, FOR approval of the amendment and restatement of the 2004 Employee Stock Purchase Plan in Proposal 2, and FOR ratification of the appointment of Ernst & Young LLP in Proposal 3.

(Continued and to be signed on the reverse side)

1.1 14475